UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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Rockwell Collins, Inc.

(Name of Registrant as Specified In Its Charter)

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December 18, 2009

Dear Shareowner:

You are cordially invited to attend the 2010 Annual Meeting of Shareowners of the Corporation.

The meeting will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 9, 2010, at 10:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.

If you plan to attend the meeting, please indicate your desire in one of the ways described in the box on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Clayton M. Jones
Chairman, President and Chief Executive Officer

        ROCKWELL COLLINS, INC.
400 Collins Road NE, Cedar Rapids, Iowa 52498

Notice of 2010 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL COLLINS, INC.:

Notice Is Hereby Given that the 2010 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 9, 2010, at 10:00 a.m. (Central Standard Time) for the following purposes:

(1)	to elect the three nominees named in the accompanying proxy statement as members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2013;
(2)	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2010;
(3)	to consider and vote upon a proposal to approve amendments to the Corporation’s 2006 Long-Term Incentives Plan;
(4)	to consider and vote upon a shareowner proposal; and
(5)	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 11, 2009 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Gary R. Chadick
Secretary

December 18, 2009

Note: The Board of Directors solicits votes by mail or by use of our telephone or Internet voting procedures.

ROCKWELL COLLINS, INC. PROXY STATEMENT

i

PROXY STATEMENT

The 2010 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held on February 9, 2010, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Shareowners.

This statement and the accompanying proxy, that are first being sent to shareowners on or about December 28, 2009, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or internet voting procedures may be revoked prior to exercise at the meeting by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or internet voting procedures or by attending the meeting and voting in person.

VOTING SECURITIES

Only shareowners of record at the close of business on December 11, 2009, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 11, 2009, we had outstanding 157,481,130 shares of our Common Stock, par value $0.01 per share (Common Stock). Each holder of Common Stock is entitled to one vote for each share held. We have no other class or series of shares currently outstanding other than our Common Stock.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Our Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class III who are elected at the 2010 Annual Meeting will serve for a term expiring at our Annual Meeting in the year 2013. The three directors in Class I and the three directors in Class II are serving terms expiring at our Annual Meetings in 2011 and 2012, respectively.

It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class III — Nominees for Directors with Terms Expiring in 2013 (Donald R. Beall, Mark Donegan and Andrew J. Policano), each of whom now serves as a director with a term extending to the 2010 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted in accordance with our telephone or internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

There is shown below for each nominee for director and each continuing director, as reported to us as of December 11, 2009, the nominee’s or continuing director’s name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS III — NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2013

Donald R. Beall	Age 71
Chairman Emeritus, Rockwell. Mr. Beall has been a director of our company since June 2001 and served as non-executive Chairman of the Board from June 2001 to June 2002. He is the Chairman of the Executive Committee and a member of the Technology Committee. Mr. Beall is the retired Chairman and CEO of Rockwell and was a director of Rockwell from 1978 to February 2001. He served as Chairman and CEO of Rockwell from 1988 to February 1998 and President from 1979 to 1988. Mr. Beall serves on the board of CT Realty. He is a former director of Conexant Systems, Jazz Semiconductor, Mindspeed Technologies, Skyworks Solutions, Procter & Gamble, Times Mirror, Amoco and ArvinMeritor. He is a member of various University of California — Irvine supporting organizations, an Overseer of the Hoover Institute at Stanford and a former trustee of the California Institute of Technology. He is also a member of the Business Executives for National Security; on the Presidents’ Circle of National Academies of Science, Engineering & Medicine; and member of numerous Young Presidents Organization Alumni groups. He is a Fellow of the American Institute of Aeronautics and Astronautics. He is an advisor to the San Jose State University School of Engineering, and a trustee and President’s Circle member of the Naval Postgraduate School Foundation. He is an investor, director and/or advisor with several private companies and investment partnerships.

Mark Donegan	Age 53
Chairman and Chief Executive Officer of Precision Castparts Corp. Mr. Donegan has been a director of our company since June 2006. He is a member of the Compensation Committee. Mr. Donegan has been Chairman and Chief Executive Officer of Precision Castparts Corp. (metal components, investment castings, forgings and fasteners) since August 2003. He served as President, Chief Executive Officer and Chief Operating Officer of Precision Castparts from August 2002 to August 2003, and as President and Chief Operating Officer from August 2001 to August 2002. He served as President of Wyman-Gordon Company (complex metal components and products subsidiary of Precision Castparts) and as President of the Structural Division of Precision Castparts from December 1999 to July 2001. He joined Precision Castparts in 1985 and prior thereto was with the General Electric Company.

Andrew J. Policano	Age 60
Dean, The Paul Merage School of Business, University of California, Irvine. Dr. Policano has been a director of our company since April 2006. He is the Chairman of the Board Nominating and Governance Committee and a member of the Audit Committee. Dr. Policano has been the Dean of The Paul Merage School of Business, University of California — Irvine since August 2004. Prior thereto, he served on the faculty and as Dean at the School of Business, University of Wisconsin-Madison. Dr. Policano is a director of Badger Meter, Inc. and a former director of Physicians Insurance Company of Wisconsin. He is a member of the board of other professional and civic organizations.

CLASS I — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2011

Chris A. Davis	Age 59
General Partner, Forstmann Little & Co. Ms. Davis has been a director of our company since February 2002 and is the Chairman of the Audit Committee. She became a General Partner with Forstmann Little & Co. (private equity firm) in October 2005 after having served them as a Special Limited Partner since August 2001. She served as Chairman of McLeodUSA Incorporated (telecommunications) from August 2005 to January 2006, Chairman and Chief Executive Officer of McLeodUSA from April 2002 to August 2005 and Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from July 1993 to April 2000. She is a member of the board of directors of Cytec Industries, Inc., IMG Worldwide, 24 Hour Fitness Worldwide and ENK International, and is a former director of Aviall, Inc. and Wolverine Tube, Inc.

Ralph E. Eberhart	Age 62
Chairman and President, Armed Forces Benefit Association. General Eberhart has been a director of our company since November 2007 and is a member of the Technology Committee and the Compensation Committee. He has been Chairman and President of the Armed Forces Benefit Association since February 2009. He served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. His active military career spanned 36 years. He is a member of the board of directors of VSE Corporation and is a director of several private companies.

David Lilley	Age 62
Retired Chairman and Chief Executive Officer of Cytec Industries Inc. Mr. Lilley has been a director of our company since December 2008. He is a member of the Audit Committee and Board Nominating and Governance Committee. He served as Chairman of Cytec Industries Inc. (specialty chemicals and materials) from January 1999 to December 2008, Chief Executive Officer of Cytec Industries from May 1998 to December 2009, and non-executive director of Cytec Industries Inc. from January 2009 through April 2009. He was President of Cytec Industries from January 1997 through June 2008. From 1994 until January 1997, he was a vice president of American Home Products Corporation (medical devices), responsible for its Global Medical Device business. Prior to that he was a vice president and a member of the Executive Committee of American Cyanamid Company (medical and agricultural products). Mr. Lilley is also a director of Arch Chemicals, Inc. and Public Service Enterprise Group Inc.

CLASS II — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2012

Anthony J. Carbone	Age 68
Retired Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company. Mr. Carbone has been a director of our company since June 2001. He is the Chairman of the Compensation Committee and a member of the Executive Committee. Mr. Carbone served as Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) from February 2000 to October 2005 and Senior Consultant of Dow from November 2000 to October 2005. He served as Executive Vice President of Dow from November 1996 to November 2000. He is a former director of Dow. He is a member of the American Chemical Society and former board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has served on the Advisory Council of the Heritage Foundation.

Clayton M. Jones	Age 60
Chairman, President and Chief Executive Officer of the Corporation. Mr. Jones has been a director of our company since March 2001. He has been our Chairman of the Board since June 2002 and President and Chief Executive Officer since June 2001. Mr. Jones is a member of the Executive Committee. He serves as a director of the Unisys Corporation and Deere & Company. He also serves as a director or member of a number of professional and civic organizations.

Cheryl L. Shavers	Age 55
Chairman and Chief Executive Officer, Global Smarts, Inc. Dr. Shavers has been a director of our company since September 2002. She is Chairman of the Technology Committee and a member of the Board Nominating and Governance Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (business advisory services) since February 2001. She also serves as a director of ATMI, Inc. and served on the Advisory Board for E.W. Scripps Company. She served as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation prior to April 1999. She served as non-executive chairman of BitArts Ltd. from 2001 to December 2003.

The Board of Directors recommends that you vote “FOR” the election as directors of the three Class III nominees named above, that is presented as item (1) on the accompanying proxy card.

CORPORATE GOVERNANCE;
BOARD OF DIRECTORS AND COMMITTEES

Our business is managed through the oversight and direction of the Board of Directors. Our Board seeks to maintain high corporate governance standards.

The directors regularly keep informed about our business at meetings of the Board and its Committees and through various supplemental reports and communications between meetings. Our non-employee directors meet regularly in executive sessions without the presence of any corporate officers. These executive sessions are chaired by the Chair of the Executive Committee or a director, designated by the independent directors, who has the relevant background to lead the discussion of a particular matter.

We continue to enhance our corporate governance structure from time to time in light of regulatory activity and based upon a review of recommended best practices. Our corporate governance documents are available free of charge on our website at www.rockwellcollins.com under the Investor Relations tab and within the Corporate Governance link. We will provide, without charge, upon written request, copies of our corporate governance information. These documents include our Restated Certificate of Incorporation, By-Laws, Board of Directors Guidelines on Corporate Governance, Committee Charters, Board Membership Criteria, Code of Ethics, Categorical Standards and Policy for Director Independence and Related Person Transaction Policy.

Board Independence

The Board of Directors has determined that no director other than Messrs. Jones and Beall has a material relationship with the Corporation. Accordingly, seven of our nine directors are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules.

The standards relied upon by the Board in affirmatively determining whether a director is independent are comprised, in part, of those objective standards set forth in the NYSE and SEC rules. The Corporation’s Categorical Standards and Policy for Director Independence have been adopted by the Board to assist it in making determinations regarding the independence of its members.

With respect to its evaluation of Mr. Donegan’s independence, the Board considered the annual amount of purchases by us in the ordinary course of business within the preceding three years from companies for which he served as an executive officer. The Board determined that the amount of such purchases for any single fiscal year within those three years was below the greater of $1,000,000 or 2% of the other company’s consolidated gross annual revenues and therefore in accordance with the Commercial Relationship categorical standard set forth in the Categorical Standards and Policy for Director Independence, did not impair his independence.

Board Meetings and Attendance

In fiscal year 2009, the Board of Directors held six meetings and acted on four occasions by unanimous written consent in lieu of a meeting. All of the directors attended at least 75% of the meetings of the Board and the Committees on which they served, and most of the directors attended 100% of such meetings. Directors are expected to attend the Annual Meeting of Shareowners unless they have a valid reason such as a schedule conflict. Last year, eight directors attended our 2009 Annual Meeting of Shareowners and one director could not attend due to a schedule conflict.

Board Committees

The Board has established five committees whose principal functions are briefly described below.

The Audit Committee has three independent directors. It assists the Board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The Audit Committee also:

•	has sole authority to appoint or replace our independent auditors, with that appointment being subject to shareowner approval
•	has sole authority to approve in advance the fees, scope and terms of all audit and non-audit engagements with our independent auditors
•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies
•	meets at least quarterly with our senior executive officers, head of internal audit and our independent auditors in separate executive sessions

The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Committee met eight times during fiscal year 2009.

The Board Nominating and Governance Committee has three independent directors. The principal functions of this Committee are seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the Committee’s selection criteria for director nominees (“Board Membership Criteria”). It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the Committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the Board. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. For more information regarding the Committee’s role in director nominations, see “Director Nominations” below. The Committee members met two times during fiscal year 2009.

The Compensation Committee has three independent directors. The principal functions of the Compensation Committee are to set salaries and annual and long-term incentives for the CEO and other senior executives; evaluate annually the performance of the CEO and other senior executives; review and approve the design and competitiveness of compensation plans, executive benefits and perquisites; periodically review and make recommendations to the Board regarding the competitiveness of director compensation; oversee the Corporation’s annual and long-term incentive plans and deferred compensation plans pursuant to the terms of the respective plans; retain and terminate, in its sole discretion, any independent compensation consultant used to assist in the evaluation of director, CEO or senior executive compensation and in its sole authority approve the independent consultant’s fees and other retention terms; review and approve corporate financial and key business goals used for the annual and long-term incentive plans; and produce a compensation committee report on executive compensation for inclusion in the proxy statement. The Committee met four times during fiscal year 2009.

The Executive Committee has three directors. The principal function of the Executive Committee is to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors. The Committee may exercise all of the powers of the Board of Directors, except it has no power or authority to adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation; elect or remove officers, or fill vacancies in the Board of Directors or in committees; fix compensation for officers, directors or committee members; amend or rescind prior resolutions of the Board; make recommendations to shareowners or approve transactions that require shareowner approval; issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock (other than pursuant to a specific delegation of authority from the Board related to a shelf registration statement) or take certain other actions specifically reserved for the Board. The Committee met once during fiscal year 2009.

The Technology Committee has three non-employee directors. The principal functions of the Technology Committee are to review and provide guidance on important technology-related issues, including the assessment of (i) our technology competitiveness; (ii) the strength and competitiveness of our engineering processes and disciplines; (iii) our technology planning processes to support our growth objectives; and (iv) our focus on engineering leadership and critical technologist development and replacement planning. The Committee met twice during fiscal year 2009.

The membership of each committee as of December 1, 2009 is listed below.

Audit	Board Nominating and Governance	Compensation	Executive	Technology
Davis*	Policano*	Carbone*	Beall*	Shavers*
Lilley	Lilley	Donegan	Carbone	Beall
Policano	Shavers	Eberhart	Jones	Eberhart

*	Chairman.

Director Nominations

The Board Nominating and Governance Committee is responsible for identifying individuals who meet the Board’s membership criteria, and recommending to the Board the election of such individuals. The Committee identifies qualified candidates in many ways including utilizing outside search firms and by receiving suggestions from directors, management and shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Board Nominating and Governance Committee, c/o the Secretary of the Corporation at our corporate headquarters in Cedar Rapids, Iowa, giving the candidate’s name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. In addition to recommending nominees to the Committee, shareowners may also propose nominees for consideration at shareowner meetings. These nominee proposals must be provided timely and otherwise meet the requirements set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2011” set forth later in this proxy statement.

The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the Corporation. Director candidates are reviewed by the Committee as part of the Committee’s Charter against various general guidelines set forth in the Board Membership Criteria, a copy of which is attached to the Board Nominating and Governance Committee Charter. In addition to the general guidelines, the Committee has identified the following minimum qualifications for Board membership: each nominee for director should be an individual of the highest character and integrity, have solid leadership skills, have experience at strategy/policy setting, have good communication skills, have a reputation for working constructively with others, have sufficient time available to devote to the affairs of the Corporation, be free of any conflict of interests that would interfere with the proper performance of the responsibilities of a director, and be under the age of 72 as of the meeting of shareowners at which he or she will stand for election.

Communicating With Board Members

As discussed above, the Chair of the Executive Committee generally presides at regular executive sessions of our non-employee directors. Any shareowner or other interested party may communicate directly with this presiding director by sending an email to presidingdirector@rockwellcollins.com or writing to: Presiding Director, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Communications by shareowners or other interested parties may also be sent to non-employee directors, as a group or individually, by sending an email to boardofdirectors@rockwellcollins.com or by writing to Board of Directors (or one or more directors by name), Attn: Corporate Secretary, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Upon receipt of any communication, the Corporate Secretary will determine the nature of the communication and, as appropriate, facilitate direct communication with the appropriate director.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

The Board has adopted a Related Person Transaction Policy providing for the review and approval or ratification by the Audit Committee of certain transactions or relationships involving Rockwell Collins and its directors, executive officers, certain shareowners and their affiliates. The Audit Committee is responsible for reviewing these transactions and takes into account the pertinent facts and circumstances presented, and any other information they deem appropriate, to determine the disposition action that is in the best interests of the Corporation.

This written policy sets forth procedures for the review, approval or ratification and monitoring of transactions involving Rockwell Collins and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareowners owning five percent or greater of Rockwell Collins’ outstanding stock. The Related Person Transaction Policy defines “related person transactions” in accordance with applicable SEC rules as any transaction in which the Corporation was or is to be a participant, and in which a related person has a material direct or indirect interest that exceeds $120,000. The policy requires these related person transactions to be reviewed and approved or ratified by the Audit Committee. In addition, this policy requires related persons to disclose to the Audit Committee the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction and the related person’s direct or indirect material interest in, or relationship to, the related person transaction.

The Corporation employs in non-executive positions the spouses of two executives and those spouses each receive in excess of $120,000 in total employee compensation. The compensation of these family members was established in accordance with the Corporation’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. These two employment relationships were approved by the Board.

The Corporation purchases goods and services in the ordinary course of business from companies where Mr. Donegan, a director of ours, served as an executive officer within the preceding three years. This relationship is further discussed above under Corporate Governance; Board Independence. This relationship is not material in amount and has been approved by the Board.

In addition, Mr. Beall’s Rockwell benefits assumed by us, as described below under the heading “Compensation of Directors”, have been approved by the Board pursuant to the Related Person Transaction Policy.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and other requirements of the New York Stock Exchange and applicable law. All three members have been deemed “audit committee financial experts” (as defined by applicable Securities and Exchange Commission rules) by our Board. The Committee has furnished the following report:

We assist the Board of Directors in overseeing and monitoring the integrity of the Corporation’s financial reporting process, compliance with legal and regulatory requirements and the quality of the internal and external audit processes. Our roles and responsibilities are set forth in a written Charter adopted by the Board of Directors. We review and reassess the Charter periodically and recommend any changes to the Board for approval.

We are responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2009, we:

•	Reviewed and discussed the audited financial statements for fiscal year 2009 with management and Deloitte & Touche LLP (“Deloitte”), the Corporation’s independent auditors;
•	Reviewed and discussed management’s report and Deloitte’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act;
•	Discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114 relating to the conduct of the audit; and
•	Received written disclosures and the letter from Deloitte regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board. We discussed with Deloitte its independence, and considered whether the provision of non-audit services by Deloitte is compatible with maintaining its independence. All audit and non-audit services provided by Deloitte to the Corporation in fiscal year 2009 were pre-approved by us.

Based on our review of the audited financial statements and discussions with management and Deloitte, we recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2009 for filing with the SEC. The Audit Committee also has reviewed the performance and independence of Deloitte and recommends that shareowners approve the selection of Deloitte as the Corporation’s independent auditors for fiscal year 2010.

Audit Committee
Chris A. Davis, Chairman
Andrew J. Policano
David Lilley (member since February 2009)
Anthony J. Carbone (member until February 2009)

EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareowners.  There is no shareowner known to us that beneficially owns more than 5% of the outstanding shares of our Common Stock as of December 1, 2009.

Management Equity Ownership.  The following table shows the beneficial ownership, reported to us as of December 1, 2009, of our Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the table and of such persons and other executive officers as a group.

	Beneficial Ownership on December 1, 2009
Name	Shares(1)		Percent of Class(2)
Clayton M. Jones	1,453,074	(3,4,5)	__*
Donald R. Beall	363,817	(4,6,7,8)	__*
Anthony J. Carbone	46,960	(4,6,7)	__*
Chris A. Davis	46,082	(4,6,7)	__*
Mark Donegan	7,596	(7)	__*
Ralph E. Eberhart	5,868	(7)	__*
David Lilley	8,273	(7)	__*
Andrew J. Policano	10,466	(7)	__*
Cheryl L. Shavers	30,727	(4,6,7)	__*
Gregory S. Churchill	358,519	(3,4,5)	__*
Patrick E. Allen	224,204	(3,4,5)	__*
Robert K. Ortberg	158,830	(3,4,5)	__*
Kent L. Statler	85,840	(3,4,5)	__*
All of the above and other executive officers as a group (23 persons)	3,516,283	(3,4,5,6,7,8,9)	2

*	Less than 1%
(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(2)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
(3)	Includes shares held under our Retirement Savings Plan as of December 1, 2009. Does not include 10,443 share equivalents for Mr. Jones, 1,895 share equivalents for Mr. Churchill, 1,111 share equivalents for Mr. Allen, 929 share equivalents for Mr. Ortberg, 944 share equivalents for Mr. Statler, and 24,297 share equivalents for the group, held under our Non-Qualified Savings Plan as of December 1, 2009. These share equivalents under the Non-Qualified Savings Plan are settled in cash in connection with retirement or termination of employment and may not be voted or transferred.
(4)	Includes shares that may be acquired upon the exercise of outstanding stock options that are or will become exercisable within 60 days as follows: 1,340,977 for Mr. Jones, 165,985 for Mr. Beall, 15,000 for Mr. Carbone, 25,000 for Ms. Davis, 18,500 for Dr. Shavers, 329,541 for Mr. Churchill, 202,265 for Mr. Allen, 143,198 for Mr. Ortberg, 71,287 for Mr. Statler and 2,897,170 for the group.
(5)	Does not include performance shares held by such persons for which shares of our Common Stock may be issued following the completion of any open three-year performance period, which shares are dependent on the level of achievement of our performance goals.
(6)	Includes 21,381 shares for Mr. Beall, 11,984 shares for Mr. Carbone, 6,413 shares for Ms. Davis, and 4,632 shares for Dr. Shavers granted as restricted stock as compensation for services as directors.

(7)	Includes 14,160 shares for Mr. Beall, 14,191 shares for Mr. Carbone, 14,669 shares for Ms. Davis, 7,596 shares for Mr. Donegan, 5,868 shares for Mr. Eberhart, 8,273 shares for Mr. Lilley, 10,466 shares for Dr. Policano, and 7,595 shares for Dr. Shavers granted as restricted stock units as compensation for services as directors.
(8)	Includes 162,291 shares that are held by a family trust. These shares in the family trust, along with other assets, are pledged as collateral for a loan from a third party.
(9)	Includes 7,455 shares under our Savings Plan held by executive officers’ spouses and 1,286 shares acquired by an executive officer’s spouse under our Employee Stock Purchase Plan as of December 1, 2009. Also includes 3,818 vested performance shares, including dividend equivalents accumulated on these deferred shares, that have been deferred under a Deferred Compensation Plan.

COMPENSATION OF DIRECTORS
2009 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation for each of our non-employee directors for 2009. Our non-employee director compensation program for 2009 is comprised of cash (board and committee annual retainer fees) and equity (restricted stock unit awards). Mr. Jones, who is a director and an employee, does not participate in this compensation program for non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Donald R. Beall(6)	$100,000	$111,331	—	—	—	$20,526	$231,857
Anthony J. Carbone	$102,500	$111,352	—	—	—	$11,505	$225,357
Chris A. Davis	$110,000	$111,669	—	—	—	$6,156	$227,825
Mark Donegan	$100,000	$106,541	—	—	—	—	$206,541
Ralph E. Eberhart	$100,000	$104,907	—	—	—	—	$204,907
David Lilley(7)	$83,545	$205,054	—	—	—	—	$288,599
Andrew J. Policano	$105,000	$109,255	—	—	—	—	$214,255
Cheryl L. Shavers	$100,000	$106,541	—	—	—	$4,447	$210,988

(1)	Non-employee directors receive an annual retainer fee of $100,000 that they may elect to receive in cash or restricted stock units (RSUs) in lieu of cash. Each of Messrs. Beall, Carbone and Lilley and Ms. Davis elected in 2008 to defer 100% of their cash retainer in 2009 into RSUs.
(2)	Audit Committee members receive an annual fee of $5,000 and the Audit Committee Chairman receives an annual fee of $10,000. These fees may be paid in cash or in RSUs in lieu of cash, at the election of the Audit Committee member. Ms. Davis and Mr. Carbone elected in 2008 to defer 100% of their 2009 audit committee fees into RSUs.
(3)	Under the 2006 Long-Term Incentives Plan, as amended effective December 29, 2007, non-employee directors received an annual grant of RSUs determined by dividing $100,000 by the Fair Market Value of our stock on the date of the shareowner’s annual meeting. RSU dividend equivalents payable quarterly are also included in this column.

(4)	No options were awarded to directors in fiscal year 2009. The non-employee directors have outstanding equity awards as of the end of fiscal year 2009 as follows:

Name	Option Awards	Restricted Stock Awards	Restricted Stock Unit Awards
Donald R. Beall	165,985	21,381	13,647
Anthony J. Carbone	25,000	11,984	13,678
Chris A. Davis	25,000	6,413	14,104
Mark Donegan	—	—	7,596
Ralph E. Eberhart	—	—	5,868
David Lilley	—	—	7,760
Andrew J. Policano	—	—	10,466
Cheryl L. Shavers	18,500	4,632	7,595
(5)	Includes cash dividends paid on restricted stock.
(6)	Mr. Beall also receives benefits related to his prior service as an executive of a predecessor company. These additional benefits are disclosed further in the narrative below.
(7)	Mr. Lilley was elected a director in December 2008 and was granted RSUs with a value of $200,000 upon his election. Mr. Lilley is not entitled to an annual grant of RSUs until the 2010 annual meeting.

Cash Compensation

All non-employee directors receive a retainer fee of $100,000 per year for service on the Board of Directors, payable in advance in equal quarterly installments. An additional $10,000 annual retainer fee is paid to the Audit Committee chair. An additional $5,000 annual retainer fee is paid to each of the other Audit Committee members. No additional retainer is paid for service on committees other than the Audit Committee. Under the 2006 Long-Term Incentives Plan (2006 LTIP), each director has the option each year to determine whether to defer all or any part of his or her retainer fees by electing to receive restricted stock units of our Common Stock valued at the closing price of our Common Stock on the date the cash retainer payment would otherwise be paid. Directors are reimbursed for all reasonable expenses associated with attending board and committee meetings and otherwise relating to their director duties. Directors are eligible to obtain up to $5,000 in matching charitable gifts under our Matching Gift Program.

Stock-Based Compensation

In addition to the retainer fees described above, each non-employee director is granted restricted stock units of our Common Stock under the 2006 LTIP based on a $200,000 value effective concurrently with the director’s election to our Board. Following the completion of one year of service on the Board, each non-employee director is granted restricted stock units of our Common Stock based on a $100,000 value immediately after every Annual Meeting of Shareowners of the Corporation. These restricted stock units entitle the directors to a contractual right to receive at a future date the number of shares of Common Stock specified. Pursuant to the terms of the directors’ restricted stock units, dividend equivalents in the form of additional restricted stock units accumulate on the date we otherwise pay dividends on our Common Stock and directors receive unrestricted shares of our Common Stock in payment for restricted stock units upon termination of service on the Board of Directors. A director has no voting rights on the restricted stock units prior to the issuance of unrestricted shares upon termination of service.

Other

Mr. Beall receives, in addition to the standard non-employee director compensation described above, approximately $22,600 per month for office, telecommunication and administrative services. Payment for these office, telecommunication and administrative services are benefits granted by Rockwell International Corporation (now known as Rockwell Automation, Inc.) (“Rockwell”) that were assumed by us in our spin-off from Rockwell (the “Distribution”) and are not compensation for services provided to us as a director. Mr. Beall also receives various retirement benefits (principally defined benefit pension, 401(k) savings plan distributions and deferred compensation payouts) as a result of his years of service with Rockwell that were assumed by us in the Distribution.

Director Stock Ownership Guidelines

Each non-employee director is required to own shares of our Common Stock with a market value of at least three times the annual retainer amount within four years of joining the Board of Directors. We consider all shares held as follows toward meeting these ownership requirements: shares owned outright (including in trusts and those held by a spouse), shares of restricted stock and shares represented by restricted stock units. Unexercised stock options are not included toward meeting the guidelines. Progress toward meeting these ownership guidelines was reviewed in April 2009, and at that time it was projected that the ownership guidelines would be met on a timely basis.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) provides detailed information about the compensation program for the Corporation’s named executive officers. It includes the Compensation Committee’s philosophy and objectives, roles and responsibilities, descriptions of each of the elements of compensation and the basis for compensation adjustments, incentive payments and long-term incentive grants made for 2009. Unless otherwise noted, references to years in this CD&A are to Rockwell Collins’ fiscal years that commence in October.

Executive Summary

The Compensation Committee has a strong pay-for-performance philosophy and approves programs that are aligned with corporate, shareowner and individual goals. To attract and retain top talent, target compensation is set around the median of the competitive market. A significant portion of total direct compensation is dependent on actual performance measured against annual and long-term performance goals of the Corporation approved by the Board of Directors.

The implementation of the Committee’s pay-for-performance philosophy in 2009 resulted in no annual incentive plan payment for the named executive officers and all other employees. Due to the global economic weakness and particularly the impact on the Corporation’s Commercial Systems business, the Corporation did not meet its fiscal 2009 annual incentive financial targets. Additionally, due to the challenging economic environment, salaries were frozen for 2009 for most employees, including the named executive officers. The salary freeze helped to minimize the number of layoffs for the Corporation in 2009.

The Corporation’s three-year performance on long-term financial targets for the 2007-2009 period resulted in return on sales of 14%, well above the target of 11%, and cumulative sales of $13.5 billion, within 2% of the goal of $13.7 billion in spite of the decline in our commercial markets during 2009. As a result, long-term incentive payments for 2009, including cash performance units and performance shares, were made at 168% of target to eligible executives, including the named executive officers.

Stock options granted in November 2006 and 2007 were “underwater” at the end of fiscal 2009 (with the market price of shares below the stock option exercise prices) and these stock options will not provide compensation to executives unless the stock price is above the exercise prices. Stock options granted in November 2008, are currently “in the money” given the rebound in the stock price over the past year.

After reviewing a report from the independent compensation consultant on competitive benchmark data and looking at the past three years of data for long-term incentive targets, the target dollar values of long-term incentives granted to the named executive officers in November 2008 were adjusted upward to remain consistent with the median of competitive practice.

Benefits provided to the executive officers are generally consistent with those provided to other salaried employees of the Corporation, including health plans and retirement benefits. One noteworthy incremental benefit for executive officers is in their change of control agreements that provide them with a strong incentive to continue their employment with the Corporation if there is a change of control, or a threat of such a transaction. These agreements also help to maintain a competitive total compensation program. The executives’ potential benefits under these agreements were reduced in 2009. The reductions included the elimination of the tax gross up provision, removal of the executive’s ability to collect fifty percent of the benefits if the executive terminates employment without good reason following a change of control and other changes, all of which resulted on average in an estimated 30% reduction of the potential cost of these agreements.

Although the executives’ retirement benefits under the defined benefit pension plans have been frozen since 2006, significant increases in the value of these benefits is reported in the Summary Compensation Table for 2009. These increases in pension values result from present value calculations using a much lower discount rate this year compared to last year. While the defined pension benefits to be paid to the executives are frozen, the calculated present value of these benefits change from year to year based on changes in the discount rate as required by regulatory standards.

Compensation Philosophy and Objectives

The Compensation Committee (“Committee”) has developed and implemented compensation policies, plans and programs to provide competitive compensation opportunities with actual payments highly dependent on the Corporation’s performance results and enhancements to shareowner value, consistent with a pay-for-performance philosophy. Base salaries and target incentive compensation are set around the median compensation levels of other major U.S. industrial and aerospace and defense peer companies, adjusted for size. The Committee considers the total compensation package (earned or potentially available, including benefits) in establishing each element of compensation.

The policies, plans and programs are designed to meet the following objectives:

•	support the Corporation’s vision roadmap
•	attract and retain highly qualified executives
•	be competitive with other major U.S. industrial and aerospace and defense peer companies
•	reward corporate, business unit and individual performance (“pay-for-performance”)
•	align the interests of executives and shareowners
•	promote a balance of annual and long-term results

What Compensation is Intended to Reward

A significant amount of the named executive officers’ compensation is variable, tied to performance as measured by specific goals for both the annual and long-term incentive plans. To support the pay-for-performance philosophy, performance is evaluated as follows:

Corporate Performance.  The annual incentive plan is designed to reward the achievement of annual financial goals and key business goals that are important to the current and future success of the Corporation. These goals are included in the Corporation’s annual operating plan that is prepared by management and approved by the Board of Directors. The same annual incentive plan design and performance metrics apply to all named executive officers and most employees of the Corporation worldwide.

Our 2006 Long-Term Incentives Plan was established to reward the achievement of long-term financial goals and increased shareowner value. This plan applies generally to about 150 executives of the Corporation including the named executive officers. These long-term incentives include three-year performance awards and stock options.

Business Unit Performance.  The Chief Executive Officer (“CEO”) reviews the performance of each business unit and shared service based on the achievement of goals included in the Corporation’s annual operating plan consisting of both financial and non-financial measures. Based on this overall assessment, the CEO has the discretion to adjust the annual incentive pool upward or downward to reflect the business unit’s or shared service’s performance within the limits the Committee has delegated to the CEO. There was no adjustment to the zero payout for 2009.

Individual Performance.  The Corporation’s Performance Review and Development Plan is a formal performance management program that applies to all salaried employees including the named executive officers. Individual performance goals are established at the beginning of each fiscal year and are aligned with the Corporation’s annual operating plan. Performance against these goals is evaluated at the mid-year point and at the end of the fiscal year. The CEO approves the individual performance goals of the other named executive officers at the beginning of each fiscal year, evaluates their performance at mid-year and the end of the fiscal year and recommends to the Committee any resulting performance adjustments to their salaries and annual incentive payments. The CEO’s personal goals are approved by the Committee each year in September for the next year. Following the end of the fiscal year, the Committee, with input from the other directors, formally evaluates the CEO’s performance during its executive session and decides on any resulting salary adjustment and/or individual performance adjustment to the annual incentive payment.

Roles and Responsibilities

Compensation Committee.  The Board of Directors has delegated to the Committee responsibility for the development and oversight of the Corporation’s executive compensation programs. The Committee consists entirely of independent directors. The Committee reports back to the Board of Directors the results of its review and specific proposals regarding changes to compensation programs and actions regarding the CEO. In accordance with its charter and its operating procedures and guidelines, the Committee’s principal functions are to:

•	set salaries and annual and long-term incentives for the CEO and other senior executives
•	evaluate annually the performance of the CEO and other senior executives
•	review and approve the design and competitiveness of compensation plans, executive benefits and perquisites
•	periodically review and make recommendations to the Board regarding the competitiveness of director compensation
•	oversee the Corporation’s annual and long-term incentive plans and deferred compensation plans pursuant to the terms of the respective plans
•	retain and terminate, in its sole discretion, any independent compensation consultant used to assist in the evaluation of director, CEO or senior executive compensation and in its sole authority approve the independent consultant’s fees and other retention terms
•	review and approve corporate financial and key business goals used for the annual and long-term incentive plans
•	produce a compensation committee report on executive compensation for inclusion in the proxy statement

The Committee has established a recurring agenda that ensures a consistent and timely review of those areas under its responsibility.

Independent Consultant.  The Committee selects and retains the services of an independent consultant to provide professional advice related to the Corporation’s executive compensation policies, plans and programs. The independent consultant, Semler Brossy Consulting Group, LLC (“independent consultant”), is retained by the Committee and provides no other service to the Corporation. The independent consultant interacts directly with the Committee’s chairman, attends Committee meetings and provides independent benchmarking of peer companies and general industry compensation and practices. The independent consultant meets with new Committee members to orient them to the various policies, plans and programs managed by the Committee. The independent consultant meets with management to collect information, to solicit management’s input and to fully understand the Corporation’s plans, goals and actual performance. The consulting relationship is reviewed by the Committee annually to determine its satisfaction with the services and advice provided by the independent consultant.

Management.  The CEO reports to the Committee about the Corporation’s performance, business unit performance and individual performance of the other named executive officers. He also discusses the operational and financial plans for future performance periods (annual and long-term) as they relate to compensation decisions. The CEO provides input on the design of compensation programs and policies. He also makes recommendations for compensation changes for the other named executive officers. The Senior Vice President, Human Resources provides additional support, analysis and counsel, including execution of the programs under the supervision of the Committee. Certain members of management, including the CEO, regularly attend

Committee meetings. The CEO is delegated authority for the compensation arrangements for executives below the designated senior executive positions in the Corporation, with limitations that are established by the Committee. The Committee typically meets for a portion of its meetings in executive session, with its independent consultant but without the CEO or other members of management. The Committee’s deliberations on CEO compensation are held during a non-management executive session of the Committee (that typically includes all board members) or at a meeting of the Board of Directors, and the CEO is not present during this executive session.

Market Benchmarking

The Committee annually considers benchmark market data for total direct compensation (base salary plus annual and long-term incentives) for the named executive officers and other designated senior executives based on the research done by the independent consultant, and also considers benchmark market data prepared by management and reviewed by the independent consultant. The Committee uses this market data to assess the competitiveness of the Corporation’s executive compensation and the mix of fixed (base salary) and variable (annual and long-term incentives) compensation.

The Committee uses two sources of information to benchmark executive compensation — a general industry peer group with revenues similar to the Corporation and a peer group of companies in the aerospace and defense industry. The general industry peer group data is the primary source of market data and the aerospace and defense industry peer group is the secondary. The smaller group of aerospace and defense peers provides more insight into specific industry practices, however, detailed data is only provided for the named executive officers and the data for this group can experience significant variation due to changes in incumbents reported. The general industry peer group provides more consistency year-over-year due to its size. A wider variety of positions are reported in the general industry peer group allowing more specific comparisons to the executive officers of the Corporation.

•	General industry peer group: The Corporation’s senior executives have skills that are in demand outside of the aerospace and defense industry. The independent consultant conducts analysis using compensation information from a widely utilized executive compensation resource — the Towers Perrin Compensation Data Bank. The independent consultant reviews the compensation levels of industrial companies with similar revenues. In 2009 this general industry peer group is comprised of 111 companies with sales ranging from $3 billion to $6 billion. The CEO, Chief Financial Officer and Chief Operating Officers are compared to corporate roles in the general industry peer group. The Executive Vice President was matched to a multi-profit center group head with sales of $0.8 billion to $2 billion.
•	The aerospace and defense industry peer group (used for 2009 compensation benchmarking) consisted of fourteen companies:

AAR Corp.	ITT Corp.
Alliant Techsystems Inc.	L-3 Communications Holdings, Inc.
The Boeing Co.	Lockheed Martin Corp.
Esterline Technologies Corp.	Moog Inc.
General Dynamics Corp.	Northrop Grumman Corp.
Goodrich Corp.	Raytheon Co.
Harris Corp.	Teledyne Technologies Inc.

The aerospace and defense industry peer group is reviewed periodically by the Committee to assure that it continues to represent an appropriate group of competitive companies for executive compensation purposes. For 2009, the Committee updated the peer group based on a review by the independent consultant who looked broadly at companies in the aerospace and defense industry. These companies were selected because they are representative of companies that compete with us for business and executive talent. The independent consultant recommended that the size of the group be increased from 10 to 14 companies. Median size (sales and market capitalization) of the current peer group remains similar to the prior peer group.

Each year the independent consultant collects compensation data from public filings for each of these peer group companies. Rockwell Collins’ revenue is around the median of the peer group; however, because some companies are larger and some are smaller, the data is size-adjusted based on revenue to obtain a more accurate view of the market. This data is also interpreted giving consideration to year-over-year variability and the impact of changes of any individual named executive officer among the peer group companies.

The Committee generally sets target total direct compensation (base salary plus annual and long-term incentives) around the median of the benchmark data. Each executive can be paid above or below that amount based on years in the position, prior experience, individual performance and corporate performance.

Comprehensive Compensation Review

In the course of reviewing benchmark information from external sources and making decisions about the CEO’s compensation or considering the CEO’s recommendations for the other named executive officers, the Committee also reviews comprehensive compensation information for each named executive officer. This information includes detailed modeling of the current dollar value of all aspects of compensation, including base salary, annual and long-term incentives, perquisites, pension and savings plans, and health and welfare benefits. The Committee reviews this information to ensure that the total compensation awarded to each named executive officer is reasonable and consistent with the compensation philosophy and objectives discussed above.

Elements of the Compensation Program

The elements of the Corporation’s executive compensation program are as follows: base salary, annual incentive, long-term incentives, perquisites and benefits. Each year the Committee approves the design and performance goals for both the annual and long-term incentives consistent with the Committee’s compensation philosophy and objectives.

Allocation among the elements of direct compensation.  The mix of base salary and annual and long-term incentives varies by position. To support the Corporation’s pay-for-performance philosophy and consistent with external benchmark information, the higher the level of responsibilities and accountability, the more compensation is “at risk” for achieving the Corporation’s annual and long-term performance goals. For the CEO, other named executive officers and other executive officers, the mix of the elements of total direct compensation at target levels is generally the following:

Position	Base Salary	Annual Incentives	Long-Term Incentives
Chairman, President & CEO	20%	20%	60%
Other named executive officers	30%	20%	50%
Other reports to the CEO	40%	20%	40%

Base Salary.  Each of the named executive officers, including the CEO, is paid a base salary for performance of his/her job duties and responsibilities. Base salary targets are generally set around the median of the competitive data; however, actual salaries can be below, at or above the median depending on performance and past experience. Newly promoted named executive officers are typically paid below the median of the competitive data with salary increases over time designed to move them to the median or above subject to meeting or exceeding their performance objectives.

Base salary is reviewed annually and consideration is given for base salary adjustments based on individual performance and available competitive data that is presented by the independent consultant. Salaries are reviewed after the end of the fiscal year and any adjustments go into effect in the first salary payment in January each year, consistent with practices for all salaried employees. The salaries of the CEO and the other named executive officers are decided by the Committee after considering input from the CEO regarding base salary adjustments for the other named executive officers and consulting with the independent consultant and the Board of Directors.

Annual Incentives.  The Incentive Compensation Plan is an annual incentive plan under which participants are eligible for payouts based on the achievement of specific financial goals and key business goals that are included in the Corporation’s annual operating plan approved by the Board of Directors. The annual operating plan reflects the Corporation’s performance commitments to its key constituents — shareowners, customers and employees — for the upcoming year. The Incentive Compensation Plan has historically included specific goals for sales, earnings per share and working capital as a percentage of sales, and non-financial goals (“key business goals”) in the categories of future growth/program pursuits, operational excellence and employee goals. The philosophy is to provide competitive annual incentive payouts if financial and non-financial goals are met, to provide above-target payouts if these goals are exceeded, and to provide below target or no payouts if these goals are not met.

For 2010, the Committee considered other measures to enhance focus on specific drivers of performance and selected operating cash flow to replace working capital as a percent of sales. For further details on the measures for the annual incentive plan in 2010, see “Compensation for 2010” below.

The Committee establishes the annual performance target goals and sets each named executive officer’s annual target bonus as a percentage of salary based upon the median of the competitive benchmark data for each position. Annual incentive payments typically range from 0% to 200% of the annual incentive target based on the performance achieved against the financial and key business goals. Each named executive officer’s payout may also be adjusted up or down based upon the individual’s and his or her business unit’s performance during that fiscal year.

The annual incentive pool is the sum of all target bonuses for the named executive officers and other executives who participate in the annual incentive plan multiplied by the annual incentive payout percent based on the performance of the Corporation against the goals that were established for the year. The incentive pool is subject to business unit, as well as individual, adjustments in accordance with recommendations from the CEO to the Committee. Individual performance adjustments can be made to the resulting incentive payments; however, they cannot in the aggregate increase the size of the incentive pool unless authorized by the Committee or unless the CEO exercises the discretion delegated to him by the Committee to increase the pool by up to 5%.

The 2006 Annual Incentive Compensation Plan for Senior Executive Officers, approved by shareowners at the 2006 Annual Meeting, provides for performance-based annual incentive compensation designed to comply with Internal Revenue Code Section 162(m) and thereby allow for the full tax deduction for the annual incentive payment. This plan defines a maximum amount for the awards that can be allocated each year to the CEO and to the other named executive officers. The annual incentive awards actually paid to these executives have been well below the plan maximum. The Committee bases the annual incentive awards for these senior executives on the same performance goals as set forth in the Incentive Compensation Plan and uses its negative discretion to pay incentive awards for the executives at the performance level achieved against the goals that apply to all employees (as opposed to the maximum amount permitted by the 2006 Annual Incentive Compensation Plan for Senior Executive Officers).

Annual Incentive Plan Performance Results.  A disciplined performance philosophy has been applied to the annual incentive plan. As the table below shows for actual annual incentive payouts in the past three years, annual incentives are paid above targets when performance objectives are exceeded and annual incentives suffer when performance objectives are not met. For the years 2007, 2008 and 2009, the plan provided for potential payouts ranging from 0 to 200% of the target incentive. When performance is better than the annual goals (+) set by the Committee, the plan payout percent can be as high as 200%. When plan performance is worse than the annual goals (-), the plan payout can be as low as zero as occurred in 2009.

Year	Actual Performance Compared to Annual Goals			Incentive Payout Percent
	EPS(1)	Sales(1)	Working Capital as % of Sales(2)
2007	+10%	+4%	+6%	171%
2008	+7%	+1%	-20%	121%
2009	-14%	-14%	-22%	0%

(1)	Sales and EPS have been adjusted for acquisitions and certain other nonrecurring items in accordance with the plan.
(2)	Working capital was adjusted for acquisitions and certain other nonrecurring items and is defined as current assets, excluding cash and deferred taxes, minus current liabilities, excluding debt. The working capital measure is based on an average of the measurement taken at the beginning of the year and the end of each quarter of the year.

Long-Term Incentives.  The 2006 Long-Term Incentives Plan, approved by the Corporation’s shareowners, provides the Committee with the flexibility to grant long-term incentive awards in a variety of forms including equity and multi-year performance awards. The purpose of long-term incentive compensation is to align an executive’s performance to the long-term success of the Corporation and to increased shareowner value. As a result, a significant portion of the compensation of the CEO and other named executive officers is at risk for achieving the strategic financial performance targets set by the Committee in these long-term incentive awards and for growing the Corporation’s stock price. These awards also serve as an important retention tool because they vest over multiple years.

Each year the Committee reviews the competitive market data and analysis for long-term incentive grants provided by the independent consultant. This review includes the amount of compensation awarded and the design of a long-term incentive plan that will support the Committee’s pay-for-performance philosophy. The target long-term incentive compensation for the CEO and other named executive officers is set around the median of the competitive market, making any changes in the targets after evaluating three years of market data to ensure changes are a trend and not just short-term volatility in long-term incentive compensation. The Committee sets the long-term incentive target compensation in dollars. This dollar target is converted to a mix of stock options and multi-year performance awards with overlapping performance cycles. This approach allows the Committee to establish goals for each cycle that reflect the current strategic business plan.

At its April 2008 meeting, the Committee reviewed trends in the forms of awards used by peer companies and the design of the long-term incentive plans with the independent consultant. The Committee decided to continue in 2009 with the design selected in 2008. To provide balance and to encourage achievement of multi-year financial goals and increased shareowner value, the dollar value of the 2009 long-term incentives grant was allocated as 50% stock options and 50% performance shares for performance over a three-year period. The dollar values of these incentives are converted on the date of grant to a number of shares underlying stock options based on an option pricing model that determines the value of an option and are converted into a number of target performance shares based on the grant date share price.

Stock options are granted with an exercise price equal to the fair market value on the date of grant and provide compensation value that is dependent on growth in the Corporation’s stock price. The performance share payouts can range from 0% to 200% of the target amount and the payouts are determined after the three-year results are evaluated against financial goals. A peer performance modifier, based on total return to shareowners (TSR) defined as share price growth and dividend yield over the three-year period, can drive an adjustment up or down by 20% of the amount otherwise payable under the performance awards. For further details on these long-term incentives, see “2009 Compensation, Long-Term Incentives” below.

Long-Term Incentives Performance Results.  The long-term performance awards are strongly linked to the Corporation’s performance results. The Committee has chosen to use a combination of stock options and performance cash or shares with multi-year performance cycles. The performance award payouts are dependent on organic sales growth and return on sales (net income divided by total sales) to encourage profitable growth. The following table shows the payouts for long-term performance awards in the past three years and the associated performance by the Corporation on the key measures.

3-year Performance Cycle	Actual Financial Performance		Percent of Target Performance Award Payout
	Cumulative Sales ($ billions)*	Return on Sales*	Before TSR Modifier	After TSR Modifier
2005-2007	$11.4	12.8%	300%	300%
2006-2008	$12.6	13.7%	200%	160%
2007-2009	$13.5	14.0%	168%	168%

*	Cumulative sales and return on sales have been adjusted for acquisitions and certain other nonrecurring items in accordance with the performance awards. Return on sales is defined as total net income adjusted for acquisitions and certain other nonrecurring items divided by total sales adjusted for acquisitions and certain other nonrecurring items for the applicable 3-year performance cycle.

Starting with the 2006 through 2008 cycle, the mix of stock options and performance awards was changed from 75%-25% to 50%-50% and the maximum payout available to participants was adjusted from 300% of the target payout to 200% of the target payout. For the 2006-2008 cycle, the final payment was adjusted downward by 20% for the peer performance modifier as the Corporation’s total shareowner return (TSR) performance was among the bottom group of peer companies.

Equity grant practices.  The Committee has continued to follow a practice of approving long-term incentives (Including Stock options) at its November meeting each year. The meeting date is scheduled at least one year in advance. Stock options are granted with an exercise price equal to the closing price of the Corporation’s Common Stock on the date of the meeting that is the date of grant. This meeting follows the public release of annual earnings typically by about two weeks. This allows the market to absorb the impact of the Corporation’s public release of year-end financial results before the Committee makes the annual grant. The Committee on occasion will make grants at other regularly scheduled meetings when a new executive is named either as a result of an internal promotion or hiring. The Committee has delegated to the CEO the authority to make individual equity grants to positions below the designated senior executives. These grants are approved by the CEO on the date of a regularly scheduled meeting of the Board of Directors. The Committee reviews the use of this delegation at its November meeting each year.

Benefits.  The CEO and other named executive officers generally are covered by the same broad range of benefit programs available to other U.S. salaried employees of the Corporation. These benefits include medical, prescription drug, dental, vision, flexible spending accounts, defined contribution pension and savings plans, an employee stock purchase plan, life insurance, disability payments and vacation. In October 2006, the Corporation froze its defined benefit pension plan and amended the defined contribution savings plan to include an additional corporate contribution using a percent of eligible earnings ranging from 0.5% to 6% based on age and service for salaried employees including the named executive officers. The Corporation provides a broad array of benefit programs to attract and retain a skilled and highly talented workforce and to provide employees with choice to meet their personal needs. These benefits are compared to external benchmarks periodically to assure that they remain competitive and cost effective. It is the Corporation’s intention to provide a comprehensive benefits program that in total value is around the median of competitive practice.

Deferral Plans.  To provide a tax-effective opportunity to save for retirement or other future needs, the Board of Directors has authorized compensation plans that allow for the elective deferral of the receipt of base salary and performance-based awards (annual incentive and long-term performance awards) when earned and otherwise payable to eligible employees. Eligible employees include the CEO, other named executive officers and a select group of other management and professional employees. Amounts deferred into the plan accrue earnings based on each participant’s selection of investment choices that generally mirror the funds provided in the Corporation’s qualified savings plan.

Perquisites.  As part of a comprehensive executive compensation program, the Committee has provided the CEO and named executive officers certain annual perquisites, such as: car allowance, financial planning allowance, reimbursement for an executive physical exam, and airline club memberships.

These perquisites are designed to be competitive within the industry that the Corporation competes for executive talent. They are reviewed annually by the Committee to assure that they continue to be competitive and consistent with the Committee’s overall compensation philosophy. Details about the perquisites provided to the CEO and other named executive officers are included in the Summary Compensation Table and its footnotes.

2009 Compensation

At its November 2008 meeting, the Committee approved base salaries and annual incentive targets for 2009. Long-term incentive grants in the form of stock options and performance shares for the period 2009 through 2011 were also made in November 2008. At its November 2009 meeting, the Committee approved long-term incentive payments for the performance period 2007 through 2009. These actions are outlined below.

In late 2008, the weakening economy, disruptions to the commercial aerospace business and a few key program delays and losses indicated some potential challenges for the Corporation. By early 2009, it became clear that the markets as well as sales and earnings forecasts would be adversely impacted by a weakening global economy. In November 2008, the Corporation announced that salary increases scheduled to take effect January 1,

2009 would be delayed for three months worldwide (except for production and maintenance employees). By February 2009 business conditions had continued to decline most notably among significant commercial customers. As a result, the Committee determined that salaries would be held at 2008 levels and the increases previously planned would not be implemented. At the end of the third quarter of 2009, it was clear that the annual incentive plan financial goals for the year would miss the minimum threshold for an annual incentive plan payment for 2009. Based in part on the CEO’s recommendation, the Committee decided to eliminate the remaining funding available for the key business goals resulting in no annual incentive payout for 2009.

  Base Salary

The effective date for salary increases for the CEO and other named executive officers was initially delayed from January 1, 2009 for three months to April 1, 2009 to respond to deteriorating business conditions and to minimize the number of layoffs. In February 2009, as business conditions continued to decline, all salaries were frozen at 2008 levels including the CEO and other named executive officers.

  Annual Incentives

Target Awards for 2009.  Target annual incentive amounts for the CEO and other named executive officers are reviewed annually by the Committee using the competitive information provided by the independent consultant. Target awards are set around the median of the competitive data for each position. The target awards are expressed as a percentage of annual salary. For 2009, the target annual incentive (as a percentage of base salary) for each named executive officer was as follows:

Chief Executive Officer	100%
Chief Operating Officers	75%
Chief Financial Officer	70%
Executive Vice President	70%

Target annual incentives were increased by the Committee from 70% to 75% for the Chief Operating Officers in 2009 after consultation with the independent consultant and to reflect competitive practice.

Performance Measures for 2009.  Prior to the beginning of each year, the CEO recommends to the Committee performance measures, based on the annual operating plan, that are most important to achieving the Corporation’s goals. For 2009, the Committee selected earnings per share, sales and working capital (defined as current assets excluding cash and deferred taxes, minus current liabilities excluding debt) as a percentage of sales. The working capital measure is based on an average of the measurement taken at the beginning of the year and the end of each quarter of the year.

Key business goals are included as a fourth measure. These goals allow the Committee to consider non-financial performance that contributes to or detracts from the future success of the Corporation. These non-financial goals for 2009 included program wins, operational excellence and people strategies.

The weighting of these measures is evaluated each year. In 2009, by weighting earnings per share and sales most heavily and equally at 35% each, the desired balance of sales growth and profit was reflected. Working capital as a percent of sales represented 10% of the total target award. The key business goals were weighted at 20% of the target award.

Performance Goals for 2009.  For each of the financial measures, the Committee sets specific target goals based on the Corporation’s annual operating plan approved by the Board of Directors. A minimum threshold below which no payment will be made and “stretch” goals are set for each measure to establish the payout (minimum and maximum) range for the year.

Significant improvements in company performance for earnings per share and sales over what was achieved in 2008, adjusted for acquisitions and non-recurring items, were required to earn target awards in 2009. The working capital as a percentage of sales goal was set after taking into account expected increases in deferred engineering and inventory levels plus a higher starting point for 2009 (year-end 2008). The year-over-year changes are shown in “% Change” column below:

Measure	Weighting	2009 Target Goal	2008 Actual	% Change
Sales ($ in millions)	35%	$5,080	$4,764	6.6% higher
Earnings per share	35%	$4.45	$4.17	6.7% higher
Working capital as % of sales	10%	12.5%	10.4%	20.2% lower

Actual Performance and Payments for 2009.  Financial performance was below the threshold for all three financial measures for 2009, therefore the Committee’s overall assessment resulted in no annual incentive payout for the year.

The Corporation’s 2009 actual performance on these financial goals, each as adjusted for acquisitions and certain other non-recurring items, were below the thresholds established by the Committee as shown below:

Measure	Weighting	2009 Target	2009 Actual	Result
Sales ($ in millions)	35%	$5,080	$4,364	Not Met
Earnings per share	35%	$4.45	$3.81	Not Met
Working capital as % of sales	10%	12.5%	15.3%	Not Met
Key business goals	20%			Met*

*	Most of the key business goals were either met or exceeded; however, the Committee delegated to the CEO the authority to eliminate the funding for this component to offset the erosion in sales and profitability during the second half of the year. The CEO then determined to eliminate the funding for this component of the plan resulting in zero payout.

The annual incentive plan has the same criteria for a payout for all employees of the Corporation. As a result, no annual incentive payments were made to employees for 2009 consistent with the Corporation’s pay-for-performance philosophy.

  Long-Term Incentives

2009 Grant.  At its November 2008 meeting, the Committee granted stock options and three-year performance shares (for the 2009 through 2011 performance period) to the CEO, the other named executive officers and certain other executives under the 2006 Long-Term Incentives Plan after consultation with the independent consultant. The target awards in dollars for the CEO and other named executive officers were set after taking into account levels of responsibility, the past three years of competitive market data and the relative contribution of each position to the business (i.e., internal equity or consistency between positions). The target awards in dollars were increased for the named executive officers to align them with the median of the competitive market data for the general industry peer group.

Stock Options — 50% of the 2009 target dollar value for each named executive officer’s long-term incentive award was granted as stock options. The exercise price of the options was set at the closing price of Common Stock on the date of grant and the options vest in three equal amounts on the first, second and third anniversary of the grant. The number of stock options is determined on the date of grant by dividing the target stock option compensation in dollars by the fair market value of one stock option (using a Binomial Lattice option pricing model for valuation) and rounded up to the nearest 100 shares.

Performance Shares — 50% of the 2009 target dollar value for each named executive officer’s long-term incentive award was granted by the Committee in the form of a three-year performance award, denominated in performance shares, for achievement of pre-established financial goals for the years 2009 through 2011. The financial goals, based on the strategic plan approved by the Board of Directors, focus on long-term profitable growth of the Corporation — measured by return on sales and cumulative sales — and total return to shareowners relative to aerospace and defense industry peer companies. These measures reflect the importance of long-term financial performance balanced by its impact on total return to shareowners.

Financial goals:

•	Return on sales is determined by dividing net income by the total sales for the years 2009 through 2011. The goal was set at 12%, consistent with the goal set for the prior cycle despite the weakened global economy in 2009. The return on sales goal significantly exceeds the return on sales generally achieved by the aerospace and defense industry peer companies.
•	Cumulative sales reflects an average annual growth rate of 8% per year (excluding acquisitions) for the years 2009 through 2011. The three-year cumulative sales goal of $16.8 billion was increased by 9.8% over the previous three-year cycle (years 2008 through 2010).

Peer performance modifier:

•	The modifier is a potential adjustment to the award (otherwise determined based on return on sales and cumulative sales) up or down by 20% depending on the Corporation’s total return to shareowners (share price growth plus dividend yield) measured against a group of aerospace and defense industry peer companies.
•	The peer performance adjustment will be made as follows:
•	If performance is among the top group of peer companies, the award will be adjusted upward by 20%.
•	If performance is among the middle group of companies, no adjustment will be made.
•	If performance is among the bottom group of peer companies, a reduction of 20% will be made to the final award.
•	Beginning in 2009, the companies included for the peer performance modifier were aligned to the compensation peer group. The peer companies are AAR Corp., Alliant Techsystems, Inc., The Boeing Co., Esterline Technologies Corp., General Dynamics Corp., Goodrich Corp., Harris Corp., ITT Corp., L-3 Communications Holdings, Inc., Lockheed Martin Corp., Moog Inc., Northrop Grumman Corp., Raytheon Co. and Teledyne Technologies, Inc.

The total number of shares awarded in November 2008 for stock options and performance shares at target payout represented 1% of total shares outstanding as of the date of grant. The Committee will review the level of achievement against the pre-established financial goals at its November 2011 meeting and determine the payment, if any, earned by participants for the 2009-2011 performance shares.

2009 Direct Compensation Actions Summary

The following table summarizes how the Compensation Committee viewed the direct compensation actions taken for our named executive officers in 2009. It differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for that table. However, this table is presented because it is a better reflection of the matters considered by the Compensation Committee with respect to 2009 compensation.

Name	Year	Base Salary	Annual Incentive	Long-Term Incentives (Stock Awards)		Total
				Performance Shares($)	Stock Options ($)
Jones	2009	$1,000,000	$0	$1,650,025	$1,650,138	$4,300,163
Churchill	2009	$530,000	$0	$550,029	$550,046	$1,630,075
Ortberg	2009	$490,000	$0	$550,029	$550,046	$1,590,075
Allen	2009	$475,000	$0	$450,015	$450,359	$1,375,374
Statler	2009	$432,000	$0	$350,002	$350,672	$1,132,674

This table differs from the Summary Compensation Table in the following respects:

Base Salary.  As discussed in the Summary Compensation Table, base salaries were frozen in 2009 as part of cost-savings measures. The base salaries reported in this table are the named executive officers’ annual base salaries at the end of the fiscal year. The base salaries in this table differ from the values in the Summary

Compensation Table because the base salaries in the Summary Compensation Table account for the actual number of days in our fiscal year (which is not always 365). These amounts assume 365 days in a year.

Annual Incentive.  In 2009 we did not make annual incentive plan payments because we did not meet the minimum thresholds required for payment under the Incentive Compensation Plan. In addition, based in part on the CEO’s recommendation, the Committee decided to eliminate the remaining funding available for the key business goals. In the Summary Compensation Table, an amount is reported for 2009 under the Non-Equity Incentive Plan column. This payment, although made in 2009, was attributable to a Performance Unit Award granted in 2007 and does not reflect a 2009 compensation decision.

Performance Shares and Stock Options.  The amounts shown in this table are the grant date fair value of awards made in November 2008. The amounts shown in the Stock Awards and Stock Option columns in the Summary Compensation Table reflect the compensation cost recognized in 2009 for financial statement purposes for stock awards and stock options granted in 2009 and in prior years. As a result, these columns include amounts that do not reflect 2009 compensation decisions.

Change in Pension Value.  This table does not include the Change in Pension Value column because the change in pension value shown in the Summary Compensation Table for 2009 was not attributable to any action taken by the Compensation Committee for year 2009. As noted in footnote 5 in the Summary Compensation Table, the change in pension value was attributable solely to the fact that a lower discount rate was required to be used in 2009.

All Other Compensation.  We have not included this column because a significant portion of the amounts reported are attributable to the retirement savings plan the design of which has been in place since 2006. This plan is available to all other salaried employees. Additionally, these amounts do not represent a material portion of the total compensation provided for 2009 to our named executive officers.

Performance Award Payments for the Three-Year Period Ending in 2009

In November 2009, in addition to the compensation decisions specific to performance and equity grants in 2009 discussed above, the Committee also determined the payments to participants for the three-year performance awards granted in November 2006 covering the years 2007 through 2009. The pre-established goals for the three-year period were for cumulative sales and return on sales. Performance for the three-year performance period is summarized below:

•	Return on Sales, after adjustment for acquisitions and non-recurring items, was 14%, substantially exceeding the target of 11%. This compares to a median return on sales of 5.9% among the peer companies over the same period.
•	Cumulative sales, after reduction for acquisitions by $0.2 billion, was $13.5 billion compared to a goal of $13.7 billion.
•	Total return to shareowners (stock price plus dividends) was among the middle group of the peer companies resulting in no adjustment for this measure. There were 10 peer companies for this cycle: AAR Corp., Alliant Techsystems Inc., The Boeing Co., General Dynamics Corp., Goodrich Corp., L-3 Communications Inc., Lockheed Martin Corp., Northrop Grumman Corp., Raytheon Co. and Teledyne Technologies Inc. (The 2008-2010 cycle uses the same peer group; for grants beginning in 2009, the peer group of 14 aerospace and defense companies is be used as detailed earlier in this CD&A.)

Based on the Corporation’s performance, a payment of 168% of target awards was earned for the three-year period 2007-2009 and approved by the Committee. Payments were made to 114 executives of the Corporation, including the CEO and other named executive officers, based on the formula established for the awards. The Committee made no other adjustments to the final award. The CEO received a cash payment of $1,008,000 and 17,405 shares of stock resulting from the three-year performance at 168% of his target award after the November 2009 Committee meeting. This cash performance unit represents the last payout of this long-term incentive component.

Compensation for 2010

At the September 2009 meeting, the Committee established the criteria for the 2010 Incentive Compensation Plan. The measures for determining the annual incentive are reviewed annually to ensure that those chosen best represent the current factors of success for the Corporation that align with the annual operating plan, shareowner growth and employee motivation. The Committee made three significant changes: operating cash flow replaces working capital as a percent of sales, the weightings of the measures (EPS, sales, operating cash flow and key business goals) have been adjusted and the payout at plan performance was set at 40% of each participant’s regular target incentive opportunities based on affordability considerations for 2010.

Operating cash flow was selected because it is a direct measure of cash management and it is tied to external reporting which adds clarity to how the Corporation is performing. In addition, two key elements of working capital, inventory and accounts receivable, are included in the key business goals measure for 2010.

Earnings per share will continue to be the highest weighted measure to reflect its importance to the success of the Corporation and its impact on shareowner returns. Operating cash flow will have a relatively higher weighting than used in recent years for working capital as a percent of sales due to the importance of cash flow in a difficult economic environment. Sales will be weighted lower due to expected continuation of volatility in the commercial market outside the Corporation’s control. The weighting for key business goals (20%) will remain the same to ensure continued focus on growth, operational excellence and employee goals.

	Weighting
Measure:	2009	2010
Earnings per share	35%	30%
Sales	35%	25%
Working capital	10%	—
Operating cash flow	—	25%
Key business goals	20%	20%
Total	100%	100%

Changing the plan payout from 100% to 40% provides a payout that the Corporation believes is affordable given the lower earnings expectations announced for 2010. The actual payment can range from 0 to 160%, providing more upside opportunity if goals are exceeded in 2010. The resulting target payouts for the named executive officers are outlined below:

	Regular Target Incentive (as a % of base salary)	2010 Target Incentive at Plan Performance (as a % of base salary)
Chief Executive Officer	100%	40%
Chief Operating Officers	75%	30%
Chief Financial Officer	70%	28%
Executive Vice President	70%	28%

The long-term performance goals for 2010 through 2012 were established with cumulative sales targets again based on an 8% annual growth rate and the return on sales target percentage was held constant at 12%.

At the Committee’s November 2009 meeting, the independent consultant presented competitive benchmark data for named executive officers’ base salaries using the expanded peer group and the CEO reviewed the performance of the other named executive officers and designated senior executives. Salary increases for the named executive officers and designated senior executives will be effective January 1, 2010 consistent with the reinstatement of the salary increase program throughout the Corporation. In addition, based on the competitive report provided by the independent consultant, the Committee considered the CEO’s recommendation in approving target annual incentives for 2010 and long-term incentive grants made up of stock options and three-year performance share awards that are dependent on the Corporation’s performance for the years 2010 through 2012 for cumulative sales, return on sales and total shareowner return using the expanded peer group. Target annual incentives and long-term incentive target values for the named executive officers are unchanged from those established the prior year.

At its November 2009 meeting, the Committee met in executive session with the CEO to discuss his performance for 2009. The Committee then met in executive session with the independent consultant and without the CEO present to discuss CEO compensation. They reviewed the Corporation’s results for 2009, confirmed no annual incentive payment (as outlined above) and approved the 2007 through 2009 cash performance unit payment and performance shares earned according to the pre-established formula approved in 2006. Based on the input of the independent consultant and after consulting with the other members of the Board of Directors, the Committee approved a base salary increase for the CEO of 3.5% to $1.035 million annually (effective on January 1, 2010 consistent with the reinstatement of the salary increase program throughout the Corporation), the 2010 target annual incentive at 100% of base earnings (with plan payout at 40% of target annual incentive) and a long-term incentive target award of $3.5 million made up of stock options and a three-year performance share award payable for achievement of pre-established goals for return on sales, cumulative sales and total return to shareowners for the performance period of 2010 through 2012.

Stock Ownership Guidelines

The Committee believes that senior executives should have a significant equity interest in the Corporation. To promote equity ownership and further align the interests of senior executives with the Corporation’s shareowners, the Committee increased ownership guidelines for senior executives in 2006.

These guidelines require that each executive officer own shares of the Corporation’s common stock with a market value of at least a specified multiple of their salary within a predetermined time period. The guidelines are six times salary for the CEO, three times salary for the other named executive officers and two times salary for certain other executive officers. Progress toward meeting the guidelines is reviewed by the Committee annually. Based on the Corporation’s 2009 fiscal year end stock price of $48.15 per share, it is projected that the ownership guidelines will be met by January 1, 2012, or within six years of any date of promotion after April 2006.

The Committee considers all shares held as follows toward meeting the ownership requirements: shares owned outright (including in trusts and those held by a spouse), shares in the qualified savings plan, share equivalents held in the non-qualified savings plan, and shares in the employee stock purchase plan. Unexercised stock options and unearned performance shares are not included toward meeting the guidelines.

Employment, Severance and Change of Control Agreements

The Corporation does not generally enter into employment contracts with its executive officers, including severance arrangements. The executives serve at the will of the Board of Directors. This approach allows for removal of an executive officer prior to retirement whenever it is in the best interest of the Corporation to do so, with discretion on whether to provide any severance benefits (excluding vested benefits). On the rare occasion when an executive officer is removed, the Committee exercises its business judgment in approving any appropriate separation agreement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation.

The Committee has approved change of control employment agreements with each of the named executive officers and with certain other executives. The current agreements were approved after reviewing the competitive benchmark data for similar arrangements with the independent consultant. The Committee has adopted these agreements to provide executive officers with a strong incentive to continue their employment with the Corporation if there is a change of control, or the threat of such a transaction, and to maintain a competitive total compensation program. These change of control employment agreements protect executives if they are terminated by an acquirer following the change of control. The current agreements replace prior agreements that were set to expire on June 30, 2009. The independent consultant analyzed the current environment for competitive practice as well as best practice guidelines and presented findings to the Committee in April 2009. The Committee approved a number of changes in the new agreements: the protection period was reduced from 3 years to 2 years following a change of control; the ability of the executive to leave the Corporation voluntarily during the thirteenth month following a change of control and collect fifty percent of the benefits was eliminated; the definition of bonus for the severance payment was modified to the 3-year average of actual bonuses (compared to the higher of 100% or such 3-year average in the predecessor agreements); and the potential gross-up for excise tax on excess parachute payments was removed.

Change of control severance payments continue to be subject to a “double trigger” requiring that a change of control occur and a termination, or constructive termination, of employment also occur within the protected period. Additionally, stock options granted on or after November 2009 will also be subject to a similar “double trigger” consistent with the terms of the performance shares. Changes have also been made for grants made on or after November 2009 in the level of multi-year performance award payouts following a change of control and a termination of employment to provide payments based on the 3-year average of actual performance award payouts (compared to the higher of 100% or such 3-year average in the predecessor agreements). The renewal date for the change of control agreements will be the third anniversary following June 30, 2009, with the agreements then automatically renewed annually unless 60-days notice is given to participants.

The Committee has provided for special treatment of long-term incentive awards upon death, disability and retirement, as well as change of control. The Committee evaluates these provisions from time to time and believes they are appropriate as part of a competitive total compensation program. For additional details about the terms and potential payments in the event of change of control and other separations, see the discussion of “Potential Payments upon Termination or Change of Control.”

Payment Recovery Provisions

Executive officers are subject to certain restrictive agreements that could be relevant upon a termination of employment, including confidentiality restrictions, mutual arbitration agreements, non-competition covenants and employee non-solicitation arrangements. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching the non-compete or non-solicitation restrictions.

The CEO and CFO could also be required by law to reimburse the Corporation for certain incentive compensation amounts received associated with misconduct leading to an accounting restatement.

Tax Deductibility of Executive Compensation

Under Internal Revenue Code Section 162(m), a publicly held Corporation may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its CEO and its other named executive officers (other than its CFO) unless the compensation is “performance based.” Awards under the Senior Executive Incentive Compensation Plan, grants of stock options and grants of performance awards are designed to be “performance based” compensation. Since the Committee retains discretion with respect to base salaries and certain other compensation awards, those elements would not qualify as “performance based” compensation for these purposes. For fiscal year 2009, the Committee believes that all of the compensation for the named executive officers is deductible under this tax code provision, other than the portion of Mr. Jones’ base salary and perquisites that is in excess of one million dollars.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the executive compensation program in a manner that serves the interests of the Corporation and its shareowners. For a discussion of the policies and procedures, see Corporate Governance; Board of Directors and Committees — Compensation Committee.

Management of the Corporation prepared the Compensation Discussion and Analysis of the compensation program for named executive officers. We reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2009 (included in this proxy statement) with management. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the 2009 Form 10-K for filing with the Securities and Exchange Commission. The Board has approved that recommendation.

Compensation Committee

Anthony J. Carbone, Chairman
Mark Donegan
Ralph E. Eberhart (member since February 2009)
Chris A. Davis (member until February 2009)

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation, from all sources, paid to or earned by our chief executive officer, chief financial officer and our other three most highly compensated executive officers at fiscal year end 2009 (the “named executive officers”), for services rendered in all capacities to us and our subsidiaries for the 2009, 2008 and 2007 fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Clayton M. Jones Chairman, President and CEO	2009	$996,154	—	$979,870	$1,585,569	$1,008,000	$2,564,615	$247,600	$7,381,808
	2008	$1,001,538	—	$1,536,979	$1,540,754	$2,171,861	—	$275,796	$6,526,928
	2007	$945,000	—	$720,486	$1,926,428	$3,416,000	$1,021,347	$167,709	$8,196,970
Gregory S. Churchill EVP and COO, Government Systems	2009	$527,962	—	$346,239	$505,037	$420,000	$655,402	$114,939	$2,569,579
	2008	$526,115	—	$566,086	$515,083	$838,619	—	$131,046	$2,576,950
	2007	$480,000	—	$290,340	$598,900	$1,283,600	$115,398	$92,257	$2,860,495
Robert K. Ortberg EVP and COO, Commercial Systems	2009	$488,115	—	$332,428	$469,659	$378,000	$261,662	$99,400	$2,029,264
	2008	$473,154	—	$416,995	$327,541	$459,761	—	$109,109	$1,786,560
	2007	$400,000	—	$145,465	$211,111	$564,600	$32,228	$70,135	$1,423,539
Patrick E. Allen SVP and CFO	2009	$473,173	—	$255,571	$369,084	$273,000	$208,583	$87,456	$1,666,867
	2008	$470,481	—	$385,629	$349,800	$673,497	—	$85,251	$1,964,658
	2007	$420,750	—	$191,905	$384,883	$919,200	$23,338	$63,139	$2,003,215
Kent L. Statler EVP, Rockwell Collins Services	2009	$430,338	—	$194,041	$273,644	$210,000	$256,686	$87,821	$1,452,530

(1)	Salaries were frozen for employees, including executives, in 2009 as part of cost-savings measures. The annual salary reported in the table varies from year to year in part because of a difference in the number of days in the company’s fiscal years (e.g., 2008 included 370 days and 2009 included 364 days). Salaries reported in the table are based on a fiscal year, while any approved adjustments to salary are implemented on a calendar year basis. As a result, the 2009 reported amount could be greater than the 2008 reported amount despite a pay freeze since one quarter of the calendar year 2008 pay increase is reported in 2009. Reported salary includes amounts deferred by the executives and amounts contributed to the company’s qualified and non-qualified savings plans.
(2)	No discretionary bonus was paid to any named executive officer.
(3)	The dollar values set forth in this column are equal to the compensation cost recognized in 2009 for financial statement purposes and do not reflect a reduction for possible forfeitures. A discussion of the assumptions used in calculating the fair values for stock options and performance shares is set forth in Note 13 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.
(4)	The dollar values set forth in this column represent the sum of the performance unit payouts denominated in cash (long-term incentives) for the 2007 – 2009 performance period. Since we did not make any annual incentive compensation plan payment in 2009, this column only reflects long-term incentive payments for the 2007 – 2009 performance period.
(5)	The increase in the actuarial value of these benefits is attributable solely to the fact that a lower discount rate was used to value these benefits this year as compared to last year; no additional amounts are payable to our executives under our defined benefits pension plans, which were frozen in 2006 for all of our salaried employees. The actuarial value of these benefits fluctuates greatly from year to year based on required changes in discount rates. The 2009 increase in the present value (discounted at 5.47%) of qualified and non-qualified pension plan benefits for each named executive officer is as follows: Mr. Jones $238,107 in the qualified plan and $2,326,508 in the non-qualified plan, Mr. Churchill $191,886 in the qualified plan and $463,516 in the non-qualified plan, Mr. Ortberg $143,096 in the qualified plan and $118,566 in the non-qualified plan, Mr. Allen $69,757 in the qualified plan and $138,826 in the non-qualified plan. and Mr. Statler $115,533 in the qualified plan and $141,153 in the non-qualified plan. For more information about these plans, see the Pension Benefits section.

(6)	Includes the aggregate incremental cost to us of providing perquisites and personal benefits to the named executive officers for the year. Named executive officers are eligible for perquisites such as automobile allowances, airline club memberships, financial planning and an executive physical.

For Mr. Jones the amount in this column for 2009 represents the sum of the following components: $25,394 for automobile allowance, contributions to the company’s qualified and non-qualified savings plans made up of $60,000 in company matching contributions and $133,866 for retirement contributions, plus other perquisites totaling $28,340, which includes the incremental value of the executive long-term disability benefit, financial planning, executive physical, incidental costs from offsite Board of Directors meetings, discounted sale of unused vacation and a tax gross-up on non-qualified savings and deferred compensation. The tax gross-up on non-qualified savings and deferred compensation relates to October through December 2008 contributions. This perquisite was discontinued as of December 31, 2008.

For Mr. Churchill the amount in this column for 2009 represents the sum of the following components: $20,557 for automobile allowance, contributions to the company’s qualified and non-qualified savings plans made up of $29,892 in company matching contributions and $58,117 for retirement contributions, plus other perquisites totaling $6,373, which includes the incremental value of the executive long-term disability benefit, financial planning, airline clubs, incidental costs from offsite Board of Directors meetings, event tickets and a tax gross-up on non-qualified savings and deferred compensation. The tax gross-up on non-qualified savings and deferred compensation relates to October through December 2008 contributions. This perquisite was discontinued as of December 31, 2008.

For Mr. Ortberg the amount in this column for 2009 represents the sum of the following components: $20,557 for automobile allowance, contributions to the company’s qualified and non-qualified savings plans made up of $29,400 in company matching contributions and $44,288 for retirement contributions, plus other perquisites totaling $5,155, which includes the incremental value of the executive long-term disability benefit, executive physical, airline clubs, incidental costs from offsite Board of Directors meetings, event tickets and a tax gross-up on non-qualified savings and deferred compensation. The tax gross-up on non-qualified savings and deferred compensation relates to October through December 2008 contributions. This perquisite was discontinued as of December 31, 2008.

For Mr. Allen the amount in this column for 2009 represents the sum of the following components: $20,557 for automobile allowance, contributions to the company’s qualified and non-qualified savings plans made up of $28,500 in company matching contributions and $31,097 for retirement contributions, plus other perquisites totaling $7,302, which includes the incremental value of the executive long-term disability benefit, financial planning, executive physical, incidental costs from offsite Board of Directors meetings, event tickets, and a tax gross-up on non-qualified savings and deferred compensation. The tax gross-up on non-qualified savings and deferred compensation relates to October through December 2008 contributions. This perquisite was discontinued as of December 31, 2008.

For Mr. Statler the amount in this column for 2009 represents the sum of the following components: $20,557 for automobile allowance, contributions to the company’s qualified and non-qualified savings plans made up of $25,920 in company matching contributions and $38,172 for retirement contributions, plus other perquisites totaling $3,172, which includes the incremental value of the executive long-term disability benefit, financial planning, executive physical, incidental costs from offsite Board of Directors meetings, event tickets and a tax gross-up on non-qualified savings and deferred compensation. The tax gross-up on non-qualified savings and deferred compensation relates to October through December 2008 contributions. This perquisite was discontinued as of December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

Shown below is information on grants to the Named Executive Officers of plan-based awards during fiscal year 2009.

Name	Grant Date	Type		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jones	10/4/2008	ICP	(1)	$996,154	$1,992,308	—	—	—	—	—	—
	11/21/2008	Performance Shares	(2)	—	—	54,295	130,308	—	—	—	$3,960,060
	11/21/2008	Stock Options	(3)	—	—	—	—	—	233,400	$30.39	$1,650,138
Churchill	10/4/2008	ICP	(1)	$395,972	$791,944	—	—	—	—	—	—
	11/21/2008	Performance Shares	(2)	—	—	18,099	43,438	—	—	—	$1,320,081
	11/21/2008	Stock Options	(3)	—	—	—	—	—	77,800	$30.39	$550,046
Ortberg	10/4/2008	ICP	(1)	$366,086	$732,172	—	—	—	—	—	—
	11/21/2008	Performance Shares	(2)	—	—	18,099	43,438	—	—	—	$1,320,081
	11/21/2008	Stock Options	(3)	—	—	—	—	—	77,800	$30.39	$550,046
Allen	10/4/2008	ICP	(1)	$331,221	$662,442	—	—	—	—	—	—
	11/21/2008	Performance Shares	(2)	—	—	14,808	35,539	—	—	—	$1,080,030
	11/21/2008	Stock Options	(3)	—	—	—	—	—	63,700	$30.39	$450,359
Statler	10/4/2008	ICP	(1)	$279,720	$559,440	—	—	—	—	—	—
	11/21/2008	Performance Shares	(2)	—	—	11,517	27,641	—	—	—	$840,010
	11/21/2008	Stock Options	(3)	—	—	—	—	—	49,600	$30.39	$350,672

(1)	The amounts set forth in this row represent the 2009 annual incentive established for each named executive officer under the Annual Incentive Compensation Plan (ICP), which is an incentive program designed to reward for the achievement of annual performance goals. The performance measures and methodology for calculating payouts are described in the “Compensation Discussion and Analysis” section. The payout percent for fiscal year 2009 was determined to be zero resulting in no payout.
(2)	The amounts set forth in this row represent performance share awards in November 2008 under our 2006 Long-Term Incentives Plan. These long-term incentive grants are designed to reward the achievement of return on sales and cumulative sales growth goals over a three-year performance period. Payouts can range from 0% to 200% of target and are also eligible for a potential adjustment that is based on our total shareowner return for the performance period as measured against a group of peer companies. This adjustment is a multiplier of plus or minus 20 percent. See the Compensation Discussion and Analysis section for more information. The grant date fair values were derived by multiplying the grant date per share price by the maximum number of shares. Until the distribution of any Common Stock after the performance period is complete, executives do not have rights to vote the shares, receive dividends or any other rights as a shareowner. Named executive officers must remain employed through the performance period to earn an award, although pro-rata vesting will occur if employment terminates earlier due to retirement, death or disability. See the “Potential Payments Upon Termination or Change of Control” section for treatment of performance shares in these situations.
(3)	The amounts set forth in this row are the number of stock options granted in November 2008 under our 2006 Long-Term Incentives Plan. The grant date fair values for these stock options were computed as described in Note 13 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K. Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant. Stock options may also vest upon a change of control under certain circumstances, and a portion of the stock options may vest upon termination due to retirement, death or disability. See the “Potential Payments Upon Termination or Change of Control” section for a discussion of treatment of stock options in these situations.

Stock options expire ten years from the date of the grant. No dividends or dividend equivalents are payable with respect to stock options. The exercise price for these grants is equal to our closing share price on the date of the grant.

Annual Incentive Compensation Plan

The annual Incentive Compensation Plan is an incentive plan under which participants are eligible for payouts based on the achievement of specific financial goals and key business goals that are aligned with our annual operating plan as approved by the Board of Directors. It is a broad based plan applicable to most of our employees and for 2009 it included specific goals for sales, earnings per share and working capital as a percentage of sales and non-financial goals (“key business goals”) in the categories of growth/program pursuits, operational excellence and people goals. Annual incentive payments can range from 0% to 200% of the incentive target based on our performance achieved against the financial and key business goals. Individual performance adjustments can be made to the incentive payments.

The 2006 Annual Incentive Compensation Plan for Senior Executive Officers (Senior Executive Plan), approved by shareowners at the 2006 Annual Meeting, and amended and restated on September 12, 2007 to reflect changes in respect of Internal Revenue Code Section 409A, provides for an Internal Revenue Code Section 162(m) compliant maximum amount for the incentive awards that can be allocated each year to the named executive officers based on a percentage of pre-tax segment operating earnings. The Senior Executive Plan generally yields a potential incentive payout to the named executive officers that is significantly higher than the incentive payout to the named executive officers calculated in accordance with the incentive plan applicable to a broader group of executives. The Compensation Committee regularly exercises its discretion under the Senior Executive Plan to reduce and align the actual payout to the named executive officers with the more broadly applicable incentive plan.

Performance Shares

For 2009, performance share awards are based on three-year performance periods tied to established targets for cumulative sales and return on sales. Payouts can range from 0% to 200%. In addition, the awards include a potential multiplier adjustment up or down by 20 percent depending on the Corporation’s total return to shareowners (share price growth plus dividend yield) measured against a group of peer companies. If performance is among the top group of peer companies, 20 percent of the amount otherwise payable will be added to the award. If performance is among the middle group of companies, no adjustment will be made. If performance is among the bottom group of peer companies, a reduction of 20 percent of the amount otherwise payable will be made to the final award. The actual number of shares, to the extent earned, will be determined after the applicable three-year period is complete. The performance shares are payable in shares of Common Stock. Upon death, disability or retirement under a retirement plan of the Corporation, participants continue to be eligible to receive a payment, if any, that would otherwise be payable but any such amount shall be pro rated and paid at the normal time and manner.

Stock Options

The provisions of the stock option grants are as follows:

•	ten-year term
•	the exercise price is the closing sale price of our stock on the date of grant
•	vest in three equal amounts on the first, second and third anniversary of the grant
•	continue to vest upon retirement under one of our retirement plans (eligibility is currently as early as age 55) provided the retirement occurs on or after the first anniversary of the grant
•	upon death, the stock options become fully exercisable
•	for grants made prior to November 2009, stock options are fully vested automatically upon a change of control
•	for grants made on or after November 2009, stock options are subject to double trigger vesting (i.e., a change of control and a qualifying termination of employment in the protected period)
•	incentive stock options were used prior to November 2009 for a portion of the grant to the designated senior executives

General

For further information about these plan-based awards, see the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides outstanding stock options and unvested stock awards information for the named executive officers as of fiscal year end 2009.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jones	7/5/01	437,067	—	$22.35	7/5/11	—	—
	9/11/02	248,411	—	$20.97	9/11/12	—	—
	11/6/03	250,000	—	$27.97	11/6/13	—	—
	11/2/04	185,000	—	$36.55	11/2/14	—	—
	11/17/05	98,800	—	$44.85	11/17/15	—	—
	11/9/06	49,799	24,901	$57.92	11/9/16	20,720	$997,668
	11/13/07	21,200	42,400	$74.05	11/13/17	40,514	$1,950,749
	11/21/08	—	233,400	$30.39	11/21/18	108,590	$5,228,609
Churchill	7/5/01	14,000	—	$22.35	7/5/11	—	—
	6/12/02	15,000	—	$24.86	6/12/12	—	—
	9/11/02	17,376	—	$20.97	9/11/12	—	—
	11/6/03	100,000	—	$27.97	11/6/13	—	—
	11/2/04	74,000	—	$36.55	11/2/14	—	—
	11/17/05	40,000	—	$44.85	11/17/15	—	—
	11/9/06	19,352	9,768	$57.92	11/9/16	8,634	$415,727
	11/13/07	6,966	13,934	$74.05	11/13/17	13,302	$640,491
	11/21/08	—	77,800	$30.39	11/21/18	36,198	$1,742,934
Ortberg	7/5/01	26,000	—	$22.35	7/5/11	—	—
	9/11/02	16,000	—	$20.97	9/11/12	—	—
	11/6/03	16,000	—	$27.97	11/6/13	—	—
	11/2/04	12,100	—	$36.55	11/2/14	—	—
	11/17/05	6,500	—	$44.85	11/17/15	—	—
	11/9/06	18,132	9,068	$57.92	11/9/16	7,770	$374,126
	11/13/07	6,733	13,467	$74.05	11/13/17	12,830	$617,765
	11/21/08	—	77,800	$30.39	11/21/18	36,198	$1,742,934
Allen	7/5/01	38,000	—	$22.35	7/5/11	—	—
	9/11/02	19,000	—	$20.97	9/11/12	—	—
	11/6/03	19,000	—	$27.97	11/6/13	—	—
	11/2/04	49,000	—	$36.55	11/2/14	—	—
	11/17/05	26,400	—	$44.85	11/17/15	—	—
	11/9/06	13,132	6,568	$57.92	11/9/16	5,612	$270,218
	11/13/07	4,966	9,934	$74.05	11/13/17	9,454	$455,210
	11/21/08	—	63,700	$30.39	11/21/18	29,616	$1,426,010

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Statler	9/11/02	4,768	—	$20.97	9/11/12	—	—
	1/06/03	4,222	—	$23.68	1/6/13	—	—
	11/6/03	3,575	—	$27.97	11/6/13	—	—
	11/2/04	7,824	—	$36.55	11/2/14	—	—
	11/17/05	12,200	—	$44.85	11/17/15	—	—
	11/9/06	10,066	5,034	$57.92	11/9/16	4,318	$207,912
	11/13/07	3,533	7,067	$74.05	11/13/17	6,754	$325,205
	11/21/08	—	49,600	$30.39	11/21/18	23,034	$1,109,087

(1)	Stock options are exercisable in three equal annual installments beginning on the first anniversary of the date of grant.
(2)	The option exercise price for these grants was equal to our closing share price on the New York Stock Exchange on the date of the grant.
(3)	The amounts set forth in this column were derived by multiplying each named executive officer’s target performance shares by the maximum payout percent assuming no adjustment for the Total Shareowner Return multiplier. The actual number of shares that will be granted, to the extent earned, will be determined after the applicable three-year performance period is complete. Vesting and payment of performance shares for the November 2007 grant (covering the fiscal year 2008 – 2010 performance period) will be based on performance for the three-year cycle ending with fiscal year 2010. Vesting and payment of performance shares for the November 2008 grant (covering the fiscal year 2009 – 2011 performance period) will be based on performance for the three-year cycle ending with fiscal year 2011.
(4)	The market value of performance shares that have not vested as of our year-end 2009 was calculated using our year-end closing share price of $48.15 multiplied by the number of shares displayed in the prior column.

OPTION EXERCISES AND STOCK VESTED

The following table shows (i) exercises by the named executive officers during fiscal 2009 of options to purchase Common Stock granted under our equity compensation plans; and (ii) vestings of stock, including performance shares, restricted stock, restricted stock units and similar instruments for the named executive officers in fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jones	144,900	$1,084,814	17,405	$838,051
Churchill	10,143	$157,002	7,253	$349,232
Ortberg	—	—	6,527	$314,275
Allen	14,796	$476,393	4,714	$226,979
Statler	—	—	3,627	$174,640

(1)	The amounts shown in this column were calculated using the spread between the price at which the shares were sold on the date of exercise minus the stock option exercise (purchase) price, multiplied by the number of stock options exercised. The stock options exercised may include both incentive stock options and non-qualified stock options.

(2)	The amounts shown in this column represent the value of shares of Common Stock issued in respect of performance share payouts for the 2007 – 2009 performance period using the end of fiscal year 2009 closing share price.

PENSION BENEFITS

The following table provides information as of the end of fiscal year 2009 (the pension measurement date for purposes of the Corporation’s financial statements) for each named executive officer regarding retirement benefits under our qualified and non-qualified pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year ($)
Jones	Rockwell Collins Pension Plan	26.8	$ 967,840	—
	Rockwell Collins Non-Qualified Pension Plan	26.8	$4,223,811	—
	2005 Rockwell Collins Non-Qualified Pension Plan	26.8	$4,282,696	—
Churchill	Rockwell Collins Pension Plan	26.1	$ 530,454	—
	Rockwell Collins Non-Qualified Pension Plan	26.1	$ 373,540	—
	2005 Rockwell Collins Non-Qualified Pension Plan	26.1	$ 866,712	—
Ortberg	Rockwell Collins Pension Plan	19.2	$ 362,397	—
	Rockwell Collins Non-Qualified Pension Plan	19.2	$ 94,497	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.2	$ 197,640	—
Allen	Rockwell Collins Pension Plan	11.8	$ 156,398	—
	Rockwell Collins Non-Qualified Pension Plan	11.8	$ 87,376	—
	2005 Rockwell Collins Non-Qualified Pension Plan	11.8	$ 205,403	—
Statler	Rockwell Collins Pension Plan	19.8	$ 254,300	—
	Rockwell Collins Non-Qualified Pension Plan	19.8	$ 69,331	—
	2005 Rockwell Collins Non-Qualified Pension Plan	19.8	$ 222,055	—

In September 2006, we froze our qualified and non-qualified defined benefit pension plans applicable to the named executive officers and certain other salaried employees and shifted our emphasis to a defined contribution plan. Set forth below is further disclosure relating to these qualified and non-qualified defined benefit pension plans that have been frozen.

We maintain qualified and non-qualified defined benefit pension plans for our employees. As part of the 2001 spin-off from Rockwell, all of the qualified defined benefit pension plans were merged into one plan and renamed the Rockwell Collins Pension Plan (“Qualified Pension Plan”). Effective September 30, 2006, the plan was amended to discontinue benefit accruals for salary increases and services rendered after that date, other than for employees covered by collective bargaining agreements. Each of the current named executive officers is eligible for a benefit under the Qualified Pension Plan that is included in the totals above. Benefit calculations for each named executive officer are unique depending on age, years of service and average annual covered compensation. Covered compensation includes salary and annual incentive.

We also maintain non-qualified supplemental defined benefit pension plans (the Rockwell Collins Non-Qualified Pension Plan (“NQ Pension Plan”) and the 2005 Rockwell Collins Non-Qualified Pension Plan (“2005 NQ Pension Plan”)) to provide eligible employees, including the named executive officers, with supplemental pension benefits in excess of the maximum benefit allowed under the Qualified Pension Plan by reason of limitations of the Internal Revenue Code. A participant’s supplemental retirement benefit is generally based on a continuation of the participant’s benefit calculation formula under the Qualified Pension Plan. The Corporation adopted the 2005 NQ Pension Plan to comply with the requirements of Internal Revenue Code Section 409A for non-qualified benefits earned after 2004. Non-qualified benefits based on service and compensation earned before 2005 are paid from the NQ Pension Plan and benefits based on service and compensation earned after 2004 are paid from the 2005 NQ Pension Plan.

Executive officers hired after January 1, 1993 are covered by an enhanced early build-up retirement benefit provision broadly available to the other salaried sub-plan participants hired before 1993. This benefit was also frozen on September 30, 2006.

The Qualified Pension Plan does not have a lump sum option. Payments from the NQ Pension Plan are made in the same form and at the same time as payments from the Qualified Pension Plan. Under the 2005 NQ Pension Plan, participants made an election at the end of calendar year 2008 as to the form and timing of the payments that will be made upon separation from the Corporation. For benefits payable under the 2005 NQ Pension Plan, participants can elect to receive a life annuity, one lump sum or up to ten annual installments.

The present value of the accumulated pension benefit for each named executive officer is calculated as required by regulatory standards using a 5.47% discount rate as of September 30, 2009, and a retirement age of 62, the earliest age an executive can retire without a reduction in benefits. For the Qualified Pension Plan and the NQ Pension Plan, the form of payment assumes a weighted average of a joint and 60% survivor annuity and a single life annuity. For the 2005 NQ Pension Plan, the form of payment is based on participants’ elected payment forms. For further discussion related to our pension assumptions, see Note 11 of the Notes to Consolidated Financial Statements in our 2009 Annual Report on Form 10-K.

We have established a master rabbi trust, which was amended and restated on September 11, 2007 to reflect certain changes in respect of Internal Revenue Code Section 409A, relating to the NQ Pension Plans. The master rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of the NQ Pension Plan and the 2005 NQ Pension Plan as of such time.

NON-QUALIFIED DEFERRED COMPENSATION

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2009, including the following elements:

Deferred Compensation Plan.  The plan allows eligible employees to defer a portion of their income and earnings until a future date when distributions are received from the plan. Participation in the plan is an annual decision that covers only the upcoming calendar year and must be made during each year’s annual enrollment period. The participants are not allowed to change their deferral election during the year. The Corporation adopted the 2005 Deferred Compensation Plan to comply with Internal Revenue Code Section 409A requirements.

Participants may elect to defer up to 50% of their base salary and/or as much as 100% of any annual incentive award. The 2005 Deferred Compensation Plan also provides for a matching contribution for each participant to the extent participation in the plan reduces the matching contribution he or she would have received under the Corporation’s Qualified Retirement Savings Plan. With respect to distributions, the named executive officers may elect to receive their balance on a future specified date, at retirement (up to 15 annual installments or as a lump sum) or upon termination (lump sum only). All deferrals of base salary and/or incentive awards made in a calendar year will be subject to the same distribution election.

Participants can choose any of the measurement funds offered by the plan and have the ability to change their investment election at any time. The measurement fund options are intended to mirror as closely as possible the performance of underlying mutual funds.

Non-Qualified Retirement Savings Plan.  The primary purpose of the Corporation’s Non-Qualified Retirement Savings Plan (“Non-Qualified Savings Plan”) is to supplement the Corporation’s Qualified Retirement Savings Plan (“Qualified Savings Plan”) by allowing employees to receive credits for contributions that could not be made to the Qualified Savings Plan due to the Internal Revenue Code compensation limit or annual additions limit. Additionally, employees receive credits to the Non-Qualified Savings Plan for amounts that but for the Internal Revenue Code limits would have been contributed to the Qualified Savings Plan (a) as company matching contributions (equal to 75% of the first 8% of employee contributions) and (b) as company retirement contributions (such defined contributions are expressed as a specified percentage of eligible compensation determined based on each employee’s age and length of service).

Participants may defer up to 50% of their base salary to the plan. To comply with Internal Revenue Code Section 409A regulations, the contribution percent in effect for the Qualified Savings Plan on December 31 of the prior year will be the contribution percent in effect for the current year in the Non-Qualified Savings Plan. With respect to distributions, contributions made prior to 2005 permit participants to receive their balance upon termination of employment either through a lump sum payment or in annual installments up to 10 years. Contributions made in 2005 through 2007 are paid in lump sum only upon termination of employment. The Corporation adopted the 2005 Non-Qualified Savings Plan to comply with Internal Revenue Code Section 409A requirements. Beginning with deferral elections for 2008, participants can receive their resulting balance upon termination of employment either through a lump sum payment or in up to ten annual installments.

The investment funds available for the employee and company credits are identical to the investment funds in the Qualified Savings Plan. Investment elections to the Non-Qualified Savings Plan are made independently from the Qualified Savings Plan. Contribution credits not directed to a specific investment fund will be invested in a Fidelity Freedom Fund designed for a target retirement date that is closest to the date that the employee turns age 65. Employees may transfer credits to other investment funds within the plan at any time.

Distributions for the Deferred Compensation Plan and Non-Qualified Savings Plan are processed within the first 60 days of the calendar year following the year that an employee terminates or retires. However, if the named executive officer terminates or retires after June 30, the distribution will be processed within the first 60 days following June 30 of the following calendar year.

Non-Qualified Deferred Compensation

Name	Executive contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(2)	Aggregate earnings/(losses) in last fiscal year ($)(3)	Aggregate withdrawals/ distributions ($)(4)	Aggregate balance at last fiscal year end ($)(5)
Jones	$61,938	$165,620	$274,656	—	$7,740,970
Churchill	$129,862	$59,669	$57,430	—	$791,638
Ortberg	$71,426	$46,738	$31,695	—	$399,495
Allen	$18,400	$36,322	$1,880	—	$599,276
Statler	$14,960	$37,142	$14,455	—	$147,160

(1)	For fiscal year 2009, the amounts shown in this column include elective deferrals to the Deferred Compensation Plan and contributions to the 2005 Non-Qualified Savings Plan. This column includes contributions of base salary to the Deferred Compensation Plan and contributions to the 2005 Non-Qualified Savings Plan that were reported in the Summary Compensation Table as salaries in 2009 and contributions of incentive payments to the Deferred Compensation Plan that were reported in the Summary Compensation Table as non-equity incentives in 2008 as follows:

Name	Deferred Compensation Plan Contribution	Non-Qualified Savings Plan Contribution
Jones	—	$61,938
Churchill	$108,193	$21,669
Ortberg	$51,826	$19,600
Allen	—	$18,400
Statler	—	$14,960

(2)	The amounts shown in this column include company contributions credited to each executive’s Non-Qualified Savings Plan account during fiscal year 2009. Company contributions include credits equal to 75% of the first 8% of the executive’s base salary, and retirement credits equal to a percentage of eligible compensation, such percentage determined based on each executive’s age and length of service. This column also includes the amounts for registrant contributions to the Non-Qualified Savings Plan that were also reported in the Summary Compensation Table as other compensation.
(3)	The amounts shown in this column include actual dividends and market value changes in the Deferred Compensation Plan and Non-Qualified Savings Plan accounts during fiscal year 2009.
(4)	This column represents withdrawals or distributions from the named executive officers’ Deferred Compensation Plan and Non-Qualified Savings Plan accounts during the 2009 fiscal year. As of the end of fiscal year 2009 there had been no withdrawals or distributions from the accounts of the named executive officers.
(5)	This column represents the combined balance of the Deferred Compensation Plan and Non-Qualified Savings Plan as of the end of fiscal year 2009. The portions of these amounts that were previously reported as compensation in the Summary Compensation Table (SCT) for previous years are:

Name	Amount
Jones	$6,049,040
Churchill	$928,940
Ortberg	$252,572
Allen	$474,141
Statler	$14,960

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following information and table set forth the amount of payments to each of our named executive officers in the event of death, disability or termination of employment as a result of certain triggering events. The table also sets forth the amount of payments to each of our named executive officers in the event of a change of control without a termination of employment.

We do not generally enter into employment contracts with our executive officers nor do we have any severance plan or arrangement for our executive officers. The executives serve at the will of the Board. This approach allows us to remove an executive officer prior to retirement whenever it is in the best interest of the Corporation, with discretion on whether to provide any severance package (excluding vested benefits). On the rare occasion when an executive officer is removed, the Corporation exercises its business judgment in approving any appropriate separation agreement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation.

Executive officers are subject to certain restrictive agreements with us that could be relevant upon a termination of employment, including confidentiality restrictions, mutual arbitration agreements, non-competition covenants and employee non-solicitation arrangements. An executive could lose all outstanding long-term incentives and/or be required to refund various long-term incentive benefits realized in the prior two-year period for breaching these non-compete or non-solicitation restrictions.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the table below and any termination of employment of a named executive officer. The amounts shown in the table assume that each named executive officer was terminated at the end of fiscal year 2009. Accordingly, the table includes estimates of amounts that would be paid to the named executive officer upon the occurrence of a termination or change of control. The actual amounts to be paid to a named executive officer can only be determined at the time of the termination or change of control.

A named executive officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include base salary and unused vacation. These amounts are not shown in the table because they are not specifically related to the termination of employment.

Pursuant to the awards under the Long-Term Incentives Plans, a named executive officer who terminates employment by death, disability or retirement during the performance period under the award is eligible to receive a pro-rata payment for the portion of the period that elapsed prior to the termination of employment. In the event of a voluntary termination or a termination for cause before the end of the performance period, no payments will be made. See the discussion of “Long-Term Incentives” in the “Compensation Discussion and Analysis” section earlier in this proxy statement for a description of our long-term incentive compensation plans.

A named executive officer may exercise any stock options that vested prior to the date of termination. Any payments related to these vested stock options are not included in the table because they are not specifically related to the termination of employment.

A named executive officer will be entitled to receive all amounts accrued and vested under our retirement and savings programs, pension plans and deferred compensation plans in which the named executive officer participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not specifically related to the termination of employment. Certain of these amounts are set forth in the “Pension Benefits” table and the “Non-Qualified Deferred Compensation Table”.

Normal and Early Retirement.  A named executive officer is eligible to elect normal retirement at age 65 and early retirement between the ages of 55 and 64. All of our full-time salaried employees hired prior to October 1, 2006 with at least ten years of service are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans and applicable limits on our company contributions. In addition, upon normal and early retirement, all outstanding stock options will continue to vest in accordance with their terms and be exercisable for up to five years from retirement. As of fiscal year end 2009, none of the named executive officers was eligible for normal retirement, and only Mr. Jones was eligible for early retirement.

Death and Disability.  In the event of the death of a named executive officer, all outstanding stock options will immediately vest and become exercisable. The amounts set forth in the table for stock options reflect the difference between the closing price of our common stock at fiscal year end 2009 and the exercise prices for each option for which vesting accelerated. In the event of the disability of a named executive officer, all stock options will continue to vest in accordance with their terms and the Corporation’s practices.

Each named executive officer is eligible for company-paid life insurance. Under our life insurance program, the beneficiary of a named executive officer is entitled to receive a death benefit equal to one times his annual salary. Life insurance benefits are not shown in the table because the one times salary amount is based on the same formula that is generally available to all salaried employees.

Each named executive officer also participates in our disability insurance programs, which consist of salary continuation, short-term disability, and long-term disability. The salary continuation and short-term disability benefits for named executive officers are based on the same formula as those generally available to all salaried employees, and are not shown in the table. For purposes of these programs, “disability” is defined as a condition caused by a non-occupational accident or sickness that results in an inability of the employee to do his or her job, and the inability to do any other job for which he or she is fit by education, training, or experience. The executive long-term disability program pays as follows: Upon the occurrence of a disability under the program, a named executive officer will receive a monthly benefit equal to 50% of base salary and 50% of the monthly average of the executive’s last five annual incentive pay awards until the earlier of: (a) age 65; (b) recovery from the disability; (c) the date the named executive officer begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first year’s payments under the program and only reflect those amounts in excess of long-term disability benefits that would be generally available to all salaried employees.

Voluntary Termination and Termination for Cause.  A named executive officer is not entitled to receive any severance payments or additional benefits upon his voluntary decision to terminate employment with the Corporation prior to being eligible for retirement or upon termination of employment by the Corporation for cause.

Change of Control.  We have entered into change of control employment agreements with each of the named executive officers. The current agreements replaced prior agreements that were set to expire on June 30, 2009. The benefits set forth in these replacement agreements were materially reduced compared to the prior agreements, including the elimination of the tax gross up provision and the removal of the executive’s ability to collect fifty percent of the benefits if the executive terminates employment without good reason during the thirteenth month following a change of control. Forms of these agreements have been publicly filed as exhibits to our reports filed with the SEC. Each employment agreement is set to expire in June 2012 with the agreements automatically renewed annually unless 60-days notice is given to participants. Each agreement becomes effective upon a “change of control” of the Corporation during the term, as follows:

•	the acquisition by any individual, entity or group of 20% or more of the combined voting power of our outstanding securities
•	a change in the composition of a majority of our board of directors that is not supported by our current board of directors
•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, that results in a change in the majority of our board of directors or of more than 50% of our shareowners or
•	approval by our shareowners of the complete liquidation or dissolution of our company

Each agreement provides for the continuing employment of the executive for two years after the change of control on terms and conditions no less favorable than those in effect before the change of control. Severance benefits are available after a change of control, if a named executive officer’s employment is terminated by us without “cause” (termination for reasons other than willful nonperformance of duties after written demand or willful engagement of illegal conduct or gross misconduct) or if the executive terminates his or her own employment for “good reason” (including decrease in position, authority, duties or responsibilities, failure to maintain compensation, change in office location by more than 35 miles or certain breaches of the agreement) within that two-year period. The executive is entitled to severance benefits equal to three times his or her annual compensation, including bonus, and the value of other retirement, health and welfare benefits for three years. The executive is required to waive any claims based upon his termination of employment in exchange for these benefits.

In addition to the change of control agreements, our long-term incentive agreements also include accelerated vesting and potentially enhanced payout provisions in the event of a loss of employment in connection with a change of control of the Corporation. These long-term incentive arrangements include:

•	for grants made prior to November 2009, performance shares are fully vested upon a change of control and a termination or constructive termination of employment and subsequently paid out at the higher of target or the prior three-year average payout percentage
•	for grants made on or after November 2009, performance shares are fully vested upon a change of control and a termination or constructive termination of employment and subsequently paid out at the prior three-year average payout percentage
•	for grants made prior to November 2009, stock options are fully vested automatically upon a change of control
•	for grants made on or after November 2009, stock options are fully vested upon a change of control and a termination or constructive termination of employment

The 2005 NQ Pension Plan provides for a lump sum payment payable upon a change of control without the requirement of a loss of employment if a participant elected this benefit prior to the end of calendar year 2008.

The following table presents as of fiscal year end 2009 estimated incremental payments potentially payable to the named executive officers upon each of the specified events:

Estimated Incremental Payments on Termination or Change of Control

Event	Jones	Churchill	Ortberg	Allen	Statler
Death; Normal and Early Retirement
2008 – 2010 Performance Shares(1)	$1,300,499	$426,994	$411,843	$303,473	$216,803
2009 – 2011 Performance Shares(2)	$1,742,870	$580,978	$580,978	$475,337	$369,696
Stock Options(3)	$4,145,184	$1,381,728	$1,381,728	$1,131,312	$880,896
Disability
2008 – 2010 Performance Shares(1)	$1,300,499	$426,994	$411,843	$303,473	$216,803
2009 – 2011 Performance Shares(2)	$1,742,870	$580,978	$580,978	$475,337	$369,696
Stock Options(3)	$4,145,184	$1,381,728	$1,381,728	$1,131,312	$880,896
Disability Benefits(4)	$575,068	$209,651	$157,980	$166,750	$143,072
Change Of Control Without Termination
2008 – 2010 Performance Shares(5)	$1,950,749	$640,491	$617,765	$455,210	$325,205
2009 – 2011 Performance Shares(5)	$5,228,609	$1,742,934	$1,742,934	$1,426,010	$1,109,087
Stock Options(3)	$4,145,184	$1,381,728	$1,381,728	$1,131,312	$880,896
Retirement Benefits(6)	$588,348	—	—	—	—
Termination Without Cause After A Change Of Control(7)
Salary Continuation(8)	$3,000,000	$1,590,000	$1,470,000	$1,425,000	$1,296,000
Annual Bonus(9)	$4,350,000	$1,729,125	$1,598,625	$1,446,375	$1,221,480
Health and Welfare Benefits Continuation(10)	$32,759	$29,417	$28,935	$29,638	$28,899
Retirement Plan Benefits(11)	$492,142	$445,993	$208,223	$159,617	$172,246
Outplacement Assistance(12)	$150,000	$79,500	$73,500	$71,250	$64,800

(1)	The dollar values set forth represent a pro-rata value. The values were derived by multiplying each named executive officer’s target performance shares by the maximum payout percent assuming no adjustment for the Total Shareowner Return multiplier, pro-rating the amount for two thirds (24/36ths) participation and then multiplying by our fiscal year end closing share price of $48.15. Two thirds of the performance period has transpired on these awards as of fiscal year end 2009.
(2)	The dollar values set forth represent a pro-rata value. The values were derived by multiplying each named executive officer’s target performance shares by the maximum payout percent assuming no adjustment for the Total Shareowner Return multiplier, pro-rating the amount for one third (12/36ths) participation and then multiplying by our fiscal year end closing share price of $48.15. One third of the performance period has transpired on these awards as of fiscal year end 2009.
(3)	The dollar values set forth represent the spread value or “in the money” value of all outstanding unvested stock options at the end of the fiscal year as if they otherwise had become vested at the end of the fiscal year. For details on outstanding unvested stock options see the “Outstanding Equity Awards At Fiscal Year End” table.
(4)	The dollar values set forth represent the incremental benefit amount for the executive Long-Term Disability (LTD) plan. During the first 26 weeks of disability, named executive officers receive one week of salary continuance for each year of service (with a minimum of 2 weeks). After the expiration of salary continuation, named executive officers receive 60% of base pay, up to a weekly maximum of $1,385. The Short-Term Disability (STD) benefit ends after 26 weeks of disability (salary continuation and STD combined). While on LTD, named executive officers receive 50% of base pay, payable until age 65. In addition, named executive officers receive an amount equal to 50% of the monthly average of their last five annual Incentive Compensation Plan awards. The total of LTD payments will be reduced by any other income benefits that exceed 20% of their monthly base salary.

(5)	The dollar values set forth are based on full participation during the performance period. The values were derived by multiplying each named executive officer’s target performance shares by the maximum payout percent assuming no adjustment for the Total Shareowner Return multiplier and then multiplying by our fiscal year end closing share price of $48.15.
(6)	The dollar value set forth represents an estimate of the value to Mr. Jones of receiving his pension under the 2005 NQ Pension Plan upon a change of control prior to attaining age 62. The pension benefit is not increased as a result of the change of control, but because the pension would not have been paid until Mr. Jones attained at least age 62 there is incremental value to Mr. Jones.
(7)	It is assumed a change of control previously occurred for purposes of this termination event. Upon such a termination, these amounts would be incremental to those set forth above under “Change Of Control Without Termination”, except for the retirement plan benefits. The estimated potential benefit amounts set forth under this heading would also be applicable for a termination of employment by the executive for good reason after a change of control.
(8)	The dollar values set forth represent three times the named executive officers’ base salary at the end of the fiscal year.
(9)	The dollar values set forth were derived by multiplying three times each named executive officer’s base salary at the end of the fiscal year times each named executive officer’s Incentive Compensation Plan target percent at the end of the fiscal year times the average Incentive Compensation Plan payout percents for the prior three fiscal years.
(10)	The dollar values set forth represent the estimated cost to us for health and welfare benefits for three years following a termination after a change of control.
(11)	The dollar values set forth represent the estimated incremental benefits under three plans: the Retirement Contribution Plan (i.e. the defined contribution plan), the NQ Pension Plan and the 2005 NQ Pension Plan. For the Retirement Contribution Plan, the figures reflect the estimated amount equivalent to providing an additional three years of service and contributions in the Plan. For the NQ Pension Plan, the figures reflect the accelerated payment value due to the payment of benefits as a lump sum upon a change of control, which would otherwise not be available. For the 2005 NQ Pension Plan, the figures reflect the estimated value of an early retirement subsidy payable under the Plan to participants who attained age 50 but not age 55 upon the participant’s termination of employment pursuant to a change of control. Mr. Churchill is the only named executive officer who would have been entitled to this subsidy and its value was estimated to be $203,676.
(12)	The dollar values set forth represent an estimate of Outplacement Assistance expense. The values were derived by multiplying each named executive officer’s base salary at the end of the fiscal year times fifteen percent. In the event Outplacement Assistance is necessary, the expense could vary.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP (“Deloitte”) as our auditor for fiscal year 2010, subject to the approval of our shareowners. Deloitte has acted as our auditors since our inception as a public company in June 2001.

Before the Audit Committee selected Deloitte, it carefully considered the qualifications of that firm, including its prior performance and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of the auditors are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by Deloitte in fiscal years 2009 and 2008 were as follows (in thousands):

	2009	2008
Audit Fees(1)	$3,636	$3,213
Audit-Related Fees(2)	380	296
Tax Fees(3)	141	19
All Other Fees	—	—
Total	$4,157	$3,528

(1)	For professional services performed by Deloitte for the audit of our annual financial statements, assessment of our internal control over financial reporting and review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes the following: employee benefit and compensation plan audits (including $271,000 in 2009 and $253,000 in 2008 for services performed for and paid by the plans); and attestations by Deloitte that are not required by statute or regulations.
(3)	For tax compliance services, including preparation of original and amended tax returns, refund claims, tax audit assistance and tax work stemming from audit-related items.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy requiring it to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all the fiscal year 2008 and 2009 services provided by Deloitte. The Audit Committee also pre-approved in September 2009 certain audit and non-audit services contemplated to be performed by Deloitte in fiscal year 2010. The pre-approval policy requires that the details be provided to the Audit Committee of the particular service or category of service contemplated to be performed and such services are generally subject to a specific budget. The Audit Committee may also pre-approve separately services to be performed on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members, but not to management. Any pre-approvals by a member under this delegation are to be reported to the Audit Committee at its next scheduled meeting. Management and Deloitte are required to periodically report to the Audit Committee on the extent of the services provided by Deloitte pursuant to the pre-approval, including the fees for the services performed to date.

The Board of Directors recommends that you vote “FOR” the selection of Deloitte & Touche LLP as our auditors, which is presented as item (2) on the accompanying proxy card.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of September 30, 2009, about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans:

Plan Category	(A) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved By Security Holders(1)	7,701,231	(2)	$33.75	9,274,885	(3)(4)
Equity Compensation Plans Not Approved By Security Holders	None		None	None
Total	7,701,231		$33.75	9,274,885

(1)	Consists of the following equity compensation plans: 2001 Stock Option Plan, 2001 Long-Term Incentives Plan, Directors Stock Plan and 2006 Long-Term Incentives Plan.
(2)	Includes 1,015,217 performance shares, which is the maximum number of shares that can be issued in the future if maximum performance is achieved under performance agreements granted in November 2007 and 2008. Includes 100,610 shares that were issued in November 2009 in respect of performance shares granted in November 2006. Also includes 94,214 restricted stock units (RSUs). Such performance shares and RSUs are not included in the weighted average price calculation.
(3)	Also includes 3,895,829 shares available under our Employee Stock Purchase Plan (ESPP), which allows employees to contribute up to 15 percent of their base compensation toward the purchase of our common stock. Shares are purchased each month by participants at 95 percent of the fair market value on the last day of the month pursuant to the ESPP.
(4)	Of the 5,068,922 shares available for future grant under the 2006 Long-Term Incentives Plan, each share issued pursuant to an award of restricted stock, restricted stock units, performance shares and performance units currently counts as 3 shares against this limit in accordance with the terms of the plan. If the amendments to the 2006 Long-Term Incentives Plan that are proposed in this Proxy Statement are approved as proposed in the 2010 Proxy Statement, additional shares will be available for grant under this plan and the multiple for full value shares will be reduced to 2.02 from 3 for each such share awarded after the 2010 Annual Meeting.

PROPOSAL TO APPROVE AMENDMENTS TO THE
2006 LONG-TERM INCENTIVES PLAN

A proposal will be presented at the meeting to approve amendments to the Corporation’s 2006 Long-Term Incentives Plan, as amended (2006 Plan). The primary proposed amendment is to increase the number of shares of Common Stock (Shares) available for grant under the 2006 Plan by 6.5 million. The proposed amendments were adopted by the Board of Directors on November 20, 2009, subject to approval by the shareowners of the Corporation.

Purpose of the 2006 Plan and the Amendments

The Board of Directors continues to see significant benefit to the Corporation and our shareowners in maintaining a long-term incentives plan, like the 2006 Plan, for the Compensation Committee’s use as part of a comprehensive compensation program. The 2006 Plan provides the Compensation Committee with the flexibility to grant long-term incentive awards that align an executive’s performance to the long-term success of the Corporation and to the creation of shareowner value. As of December 4, 2009, there were 3,019,593 Shares available for grant under the 2006 Plan calculated in accordance with the Corporation’s practices including initially reserving for performance share awards at maximum levels, which number of Shares may be entirely depleted in the next year or two unless additional Shares are authorized. As a result, the 2006 Plan is proposed to be amended to:

•	increase the Shares available for awards by 6.5 million

•	adjust the multiplier for full value Shares from 3.0 to 2.02, so that Shares available for grant will be reduced by 2.02 Shares for every Share issued pursuant to an award of restricted stock, restricted stock units, performance shares or performance units and other awards other than options and stock appreciation rights that is granted on or after February 9, 2010
•	limit the life of stock appreciation rights to ten years from the date of grant
•	provide that dividend equivalents, if accumulated, cannot be paid until the underlying award vests or is fully earned
•	increase the award limit to any single participant to an annual average during three consecutive years of 1,000,000 Shares (the prior limit was 600,000 Shares)
•	clarify the administrative practice of counting shares so that the shares available for awards are reduced by the shares issued in respect of performance shares and not by any unearned portions of performance shares
•	provide that new awards will generally contain “double trigger” vesting instead of “single trigger” vesting upon a change of control

The purpose of the 2006 Plan is to attract and retain talented employees, further align employee and shareowner interests, continue to closely link compensation with the Corporation’s performance, and maintain a culture of ownership. The Corporation considers approval of the amendments to the 2006 Plan vital to its future success.

Background on the 2006 Plan

The complete text of the 2006 Plan, as proposed to be amended, is set forth in Appendix A to this proxy statement, and shareowners are urged to review it together with the following information about certain material features of the 2006 Plan, which is qualified in its entirety by reference to Appendix A. The 2006 Plan was originally approved by the shareowners of the Corporation in February 2006.

The 2006 Plan, as proposed to be amended, includes the following features:

•	flexibility to grant a variety of awards to employees and non-employee directors, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units
•	limits on the maximum number of Shares available for awards generally under the 2006 Plan and limits on the maximum amount of awards to a single participant
•	stock options and stock appreciation rights (SARs) must be granted with an exercise price that is not less than 100% of the fair market value of our Common Stock on the date of grant; options and SARs are not entitled to dividend equivalents
•	a prohibition on the repricing, replacement or buyout of underwater stock options without shareowner approval
•	a presumption that awards will automatically vest in connection with a change of control only if certain terminations of employment also occurs (a new practice for stock options granted in or after November 2009 and an existing practice for performance share grants)
•	each non-employee director will receive a grant of restricted stock units with a grant date value of $100,000 (or such other amount approved by the Board) annually after the Annual Meeting and each new non-employee director will receive an initial grant of restricted stock units with a grant date value of $200,000 (or such other amount approved by the Board)
•	to facilitate share ownership, non-employee directors may elect to receive restricted stock units in lieu of all or a specified portion of their regular annual cash retainer or other fees based on the fair market value of the Shares on the date any regular annual cash retainer or other fee would otherwise be paid
•	a shareowner approval requirement for any amendment to the 2006 Plan that increases the number of Shares available for awards, materially increases the benefits accruing to participants or otherwise makes any material revision, or otherwise to the extent such approval is necessary to comply with any tax or regulatory requirement applicable to the 2006 Plan, including New York Stock Exchange requirements

Awards Outstanding.  As of December 4, 2009, there were outstanding options to purchase 7,082,679 Shares, 245,629 Shares of restricted stock, 97,653 restricted stock units and 613,275 performance shares at target levels (or 1,471,860 performance shares at maximum levels) under all equity compensation plans, namely the 2006 Plan, 2001 Long-Term Incentives Plan (2001 Plan), 2001 Stock Option Plan and Directors Stock Plan. Outstanding awards under these Plans will continue in accordance with the terms and conditions of such awards and such Plans. The weighted average exercise price and weighted average remaining term for the outstanding options as of December 4, 2009 were $36.14 per share and 5.7 years, respectively. No further grants may be made under the 2001 Stock Option Plan and, as of December 4, 2009, awards for no more than an aggregate of 254,671 additional Shares are available to be granted under the 2001 Plan and the Directors Stock Plan.

Share Limits.  After taking into account the proposed increase in Shares available, the number of Shares that may be delivered upon exercise of options or in payment of other awards under the 2006 Plan may not exceed 17.5 million Shares. Subject to the approval of the proposed increase in Shares available, the number of Shares available under the 2006 Plan for future grants or payments as of December 4, 2009 was 9,519,953. For purposes of determining the Share limit for the 2006 Plan as well as the limit on awards to a single participant, each Share issued pursuant to an award of restricted stock, restricted stock units, performance shares or performance units shall count as (i) three Shares for awards granted prior to February 9, 2010 and (ii) 2.02 Shares for awards granted on or after February 9, 2010. No single participant may receive, during any consecutive three year period annual average awards for more than 1,000,000 stock options and SARs (measured by the number of Shares underlying such stock options and SARs), shares of restricted stock, restricted stock units, performance shares or any combination thereof. In addition, the maximum amount of compensation that may be paid to any one participant with respect to performance units shall not exceed an average of $10 million per year during any consecutive three-year period. Shares to be delivered under the 2006 Plan may be either authorized but unissued shares of Common Stock or treasury shares. On December 4, 2009, the closing price of the Common Stock was $54.70.

The 2006 Plan has been administered by the Compensation Committee (the Committee), which consists of three members of the Board of Directors. In order to meet the requirements of Internal Revenue Code Section 162(m), no member of the Committee who is not an “outside director” as defined for purposes of that section and regulations thereunder will participate in the Committee’s action on proposed grants under the 2006 Plan.

The persons to whom grants are made under the 2006 Plan (Participants) include non-employee directors and employees (or leased employees) otherwise selected from time to time by the Committee in its sole discretion from among employees (or leased employees) of the Corporation and its subsidiaries. In selecting Participants and determining the type and amount of their grants, the Committee considers recommendations of an independent compensation consultant and the Chief Executive Officer of the Corporation and takes into account such factors as the Participant’s level of responsibility, performance, performance potential, level and type of compensation and potential value of grants under the 2006 Plan.

The 2006 Plan permits grants to be made from time to time as stock options, which may be incentive stock options eligible for special tax treatment or nonqualified stock options, SARs, restricted stock, restricted stock units, performance shares or performance units. Any of these types of awards may be granted as performance compensation awards intended to qualify as performance-based compensation for purposes of Section 162(m). In addition, the 2006 Plan authorizes the establishment of supplementary plans applicable to employees subject to the tax laws of countries outside the United States.

Because it is within the discretion of the Committee to determine which employees will receive grants under the 2006 Plan and the type and amount thereof, these matters cannot be specified at present. While all of the approximately 19,000 employees of the Corporation and its subsidiaries are eligible under the terms of the 2006 Plan to receive grants under the 2006 Plan, it is presently contemplated that grants under this plan will be made primarily to senior and middle managers and other professionals, including Mr. Jones and the other named executive officers, which currently totals approximately 500 employees, as well as the non-employee directors of the Corporation.

2006 Plan Benefits

The awards to Participants under the 2006 Plan are generally to be made at the discretion of the Committee, or in the case of awards to the non-employee directors, at the discretion of the Board of Directors or the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2006 Plan are not otherwise determinable at this time, and we have not included a table reflecting such benefits or awards. By way of background, please see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” above for information regarding long-term incentive grants or awards to the named executive officers.

The table below shows, as to the named executive officers and the other individuals and groups indicated, the number of Shares subject to option grants under the 2006 Plan since the plan’s inception through October 31, 2009. No stock appreciation rights have been granted under the 2006 Plan.

Name and Position	Number of Shares Subject to Options Granted Under the 2006 Plan
Clayton M. Jones Chairman, President and CEO	371,700
Gregory S. Churchill EVP and COO, Government Systems	128,000
Robert K. Ortberg EVP and COO, Commercial Systems	125,200
Patrick E. Allen SVP and CFO	98,300
Kent L. Statler EVP, Rockwell Collins Services	75,300
All current executive officers as a group	1,129,390
All non-employee directors as a group	—
Donald R. Beall, a nominee for director	—
Mark Donegan, a nominee for director	—
Andrew J. Policano, a nominee for director	—
Each associate of any non-employee directors, executive officers or nominees	—
Each other person who received or is to receive five percent of awards under the 2006 Plan	—
All current and former employees, excluding current executive officers as a group	1,045,830

Awards

The 2006 Plan authorizes grants to Participants of stock options, which may be incentive stock options eligible for special tax treatment or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or performance compensation awards.

(a) Stock Options.  Under the provisions of the 2006 Plan authorizing the grant of stock options, (i) the option price may not be less than the fair market value of the Shares at the date of grant, (ii) stock options may not be exercised after ten years from the date of grant, (iii) the aggregate fair market value (determined as of the date the option is granted) of the Shares for which any employee may be granted incentive stock options, which are exercisable for the first time in any calendar year, may not exceed the maximum amount permitted under the Internal Revenue Code (presently $100,000), and (iv) at the time of exercise of a stock option, the option price must be paid in full in cash or in Shares or in a combination of cash and Shares. The 2006 Plan permits the Committee to prescribe in the award agreement for each grant any other terms and conditions of that grant, including exercisability upon termination of a Participant’s employment. Generally, options vest in three substantially equal annual installments beginning one year from the grant date.

(b) Stock Appreciation Rights.  The 2006 Plan permits the grant of SARs related to a stock option (a tandem SAR), either at the time of the option grant or thereafter during the term of the option, or the grant of SARs separate and apart from the grant of an option (a freestanding SAR). Tandem SARs permit an optionee, upon exercise of such rights and surrender of the related option to the extent of an equivalent number of Shares, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option price of such Shares. Freestanding SARs entitle the grantee, upon exercise of such rights, to receive a payment equal to the excess of the fair market value (on the date of exercise) of all or part of a designated number of Shares over the fair market value of such Shares on the date such rights were granted. Such payment may be made in Shares (valued on the basis of the fair market value of the Shares on the date of exercise of the stock appreciation rights), or in cash or partly in cash and partly in Shares, as the Committee may determine. No SAR may be exercisable more than ten years from the date of grant.

(c) Restricted Stock.  The Committee may grant Shares, subject to specified restrictions, including continued employment for a specified time or achievement of one or more specific goals related to the performance of the Corporation, a business unit or the Participant over a specified period of time. Grants of restricted stock are subject to forfeiture if the prescribed conditions are not met. During the restricted period, Shares of restricted stock have all the attributes of outstanding Shares, but the Committee may provide that dividends and any other distributions on the Shares be paid, accumulated, with or without interest, or reinvested in additional Shares during the restricted period. As and to the extent that Shares of restricted stock are no longer subject to forfeiture, certificates therefore and any dividends withheld by the Corporation will be delivered to the grantee.

(d) Restricted Stock Units.  The Committee may grant restricted stock units, subject to specified restrictions, entitling Participants to a contractual right to receive at a specified future date an amount based on the fair market value of one or more Shares. These restricted stock units may accumulate dividend equivalents in cash, with or without interest, or in Share equivalents held subject to terms and conditions established by the Committee. Participants holding restricted stock units shall have no ownership interest in the Shares until and unless payment is actually made in Shares. Restricted stock units that become payable shall be settled in cash, Shares or a combination of cash and Shares, as determined by the Committee.

(e) Performance Shares.  The Committee may grant performance shares denominated in Shares, the amount of which may be based on the achievement of one or more specific goals with respect to performance of the Corporation, a business unit or the Participant to whom the performance shares are granted over a specified period of time of at least one year. The payout of performance shares will be paid in Shares unless the Committee decides that payment should be in cash or a combination of cash, Shares or partly in cash and partly in Shares, as the Committee may determine.

(f) Performance Units.  The 2006 Plan authorizes the Committee to grant performance units denominated in cash, the amount of which is based on the achievement of one or more specific goals with respect to the Corporation, a business unit or the Participant over a specified period of time of at least one fiscal year. Earned payouts of performance units, which may not exceed an average of $10 million per year during any consecutive three-year period for any one Participant, will be paid in cash, Shares or partly in cash and partly in Shares, as the Committee may determine.

(g) Performance Compensation Awards.  The Committee may designate any award (other than a grant of stock options or stock appreciation rights, which are in any event deemed to be performance-based) at the time of its grant as a performance compensation award to qualify payment of the award under Section 162(m) of the Internal Revenue Code. If the Committee does so, it must establish a performance period, performance measure, performance goals and performance formula for the award within 90 days after the beginning of the performance period. The Committee may not adjust the performance measure, performance goals or performance period unless after any such adjustment the award would continue to qualify as performance-based compensation under Section 162(m). Under the 2006 Plan, performance measure is defined as one or more of the following selected by the Committee to measure the performance of the Corporation, a business unit of the Corporation or both for a performance period: basic or diluted earnings per share; revenue; sales; operating income, earnings before or after interest, taxes, depreciation or amortization; return on capital; return on equity; return on assets; return on net assets; return on sales; cash flow; operating cash flow; free cash flow; working capital; stock price; or total shareowner return.

Under the 2006 Plan, awards may not be granted after November 17, 2015.

Tax Matters

The following is a brief summary of advice received from counsel to the Corporation regarding the principal United States federal income tax consequences of benefits associated with awards to United States residents under the 2006 Plan under present laws and regulations:

(a) Incentive Stock Options.  The grant of an incentive stock option will not result in any immediate tax consequences to the Corporation or the optionee. An optionee will not recognize taxable income, and the Corporation will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the Shares acquired over the option price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the Shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the Shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will recognize ordinary taxable income in an amount equal to the lesser of (i) the excess of the fair market value of the Shares on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain recognized. Upon such a disqualifying disposition, the Corporation will be entitled to a deduction in the same amount and at the same time as the optionee recognizes such ordinary taxable income.

(b) Non-qualified Stock Options.  The grant of a non-qualified stock option will not result in any immediate tax consequences to the Corporation or the optionee. Upon the exercise of a non-qualified stock option, the optionee will recognize ordinary taxable income, and the Corporation will be entitled to a deduction, equal to the difference between the option price and the fair market value of the Shares acquired at the time of exercise.

(c) Stock Appreciation Rights.  The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Corporation or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any Shares received will constitute ordinary taxable income to the grantee. The Corporation will be entitled to a deduction in the same amount and at the same time.

(d) Restricted Stock.  An employee normally will not recognize taxable income upon an award of restricted stock, and the Corporation will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the employee will recognize ordinary taxable income in an amount equal to the fair market value of the Shares at that time, plus the amount of any dividends and interest thereon to which the employee then becomes entitled. However, an employee may elect to recognize ordinary taxable income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. The Corporation will be entitled to a deduction in the same amount and at the same time as the employee recognizes income, subject to the limitations of Section 162(m) of the Internal Revenue Code.

(e) Restricted Stock Units.  The grant of a restricted stock unit will not result in any immediate tax consequences to the Corporation or the grantee. Upon payment of a restricted stock unit, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the Shares or cash received at that time. The Corporation will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Internal Revenue Code.

(f) Performance Shares.  The grant of a performance share will not result in any immediate tax consequences to the Corporation or the grantee. Upon payment of a performance share, the grantee will recognize ordinary taxable income in an amount equal to the fair market value of the Shares or cash received at that time. The Corporation will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Internal Revenue Code.

(g) Performance Units.  Any cash and the fair market value of any Shares received in connection with the grant of a Performance Unit under the 2006 Plan will constitute ordinary taxable income to the employee in the year in which paid, and the Corporation will be entitled to a deduction in the same amount subject to the limitations of Section 162(m) of the Internal Revenue Code.

(h) Payouts of Performance Compensation Awards.  The designation of an award of restricted stock or the grant of a restricted stock unit, performance unit or performance share as a performance compensation award will not change the tax treatment described above to an employee who receives such an award or grant. Such a designation will, however, enable such award or grant to qualify as performance-based compensation not subject to the $1 million limitation on deductible compensation under Section 162(m) of the Internal Revenue Code.

Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. The amount of the withholding will generally be determined with reference to the closing price of the Shares as reported in the New York Stock Exchange — Composite Transactions on the date of determination. Under the 2006 Plan, the amount of withholding to be paid in respect of options exercised through the cashless method in which Shares are immediately sold may be determined by reference to the price at which the Shares are sold.

Other

In the event any stock split or other change in or affecting the Shares occurs, the Board of Directors may make appropriate amendments to or adjustments in the 2006 Plan or grants made thereunder, including changes in the number of Shares which may be issued or transferred under the 2006 Plan and the number of Shares and price per Share subject to outstanding options and stock appreciation rights.

The 2006 Plan provides that, except as otherwise determined by the Committee, at the time of grant of an award, awards under the 2006 Plan will include a change of control contingency in order to maintain the rights of participants in the event of a change of control of the Corporation. The Committee presently intends to include (and it is the Committee’s current practice to include) such contingencies in most awards with the effect that in the event an employee’s termination of employment by the Corporation without cause or by the employee for good reason in connection with a change of control of the Corporation, all outstanding stock options and stock appreciation rights then outstanding would become fully exercisable whether or not otherwise then exercisable; the restrictions on all Shares granted as restricted stock or restricted stock units would lapse; and all payouts of performance shares and performance units would be deemed to be fully earned based on assumed completion of all performance periods and attainment of all performance goals for the performance shares and performance units. The Committee has currently determined that the payout level for performance shares and performance units would, upon termination of employment after a change of control, be at the average actual percentage payout for the Corporation’s long-term incentive performance awards for the prior three completed performance periods (subject to a 240% maximum). A change of control as defined in the 2006 Plan is deemed to occur under similar circumstances as provided in Article III, Section 13(I)(1) of the Corporation’s By-Laws.

The Board of Directors may at any time amend, suspend or terminate the 2006 Plan or grants made thereunder. No such action under the 2006 Plan may, however (except in making amendments and adjustments in the event of changes in or affecting Shares), (i) without the consent of the person affected, impair the rights of the holder of any award other than as provided for or contemplated in the award agreement or (ii) without the approval of shareowners, increase the number of Shares available for awards, or materially increase the benefits accruing to participants, or otherwise make any material revision, or otherwise be effective to the extent that shareowner approval is necessary to comply with any tax or regulatory requirement applicable to the 2006 Plan, including applicable requirements of the New York Stock Exchange. Under present tax and regulatory requirements, shareowner approval would be required, among other things, to change the class of persons eligible to receive incentive stock options under the 2006 Plan. In no event may the Board or the Committee reprice underwater stock options or stock appreciation rights (those whose exercise price is greater than the fair market value of the Shares covered by the options or stock appreciation rights) by reducing the exercise price, canceling the awards and granting replacement awards or otherwise.

The Board of Directors recommends that you vote “FOR” the Proposal to Approve Amendments to the 2006 Long-Term Incentives Plan, which is presented as item (3).

SHAREOWNER PROPOSAL

The Corporation has been advised that Clean Yield Asset Management, on behalf of the Fried Family Trust UA DTD 10/31/1990, 11740 Asbury Circle, Apartment 1415, Solomons, Maryland, a beneficial owner of 368 shares of our common stock, intends to submit the proposal set forth below at the Annual Meeting.

Advisory Vote On Executive Compensation

Resolved, that shareholders of Rockwell Collins request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance.

In 2009 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions average 47% in favor, and 20 company votes were over 50%, demonstrating strong shareholder support for this reform. Public sentiment and Congressional concern about executive compensation has reached new levels of intensity.

An Advisory Vote establishes an annual referendum process for shareholders regarding senior executive compensation. We believe the results of this vote would provide our board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy, Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

Twenty-five other companies have also agreed to an Advisory Vote, including Ingersoll Rand, Verizon, MBIA, H&R Block, Blockbuster, and PG & E. And approximately 400 companies under TARP implemented the Advisory Vote, providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

The Council of Institutional Investors endorsed advisory votes, and a bill to allow annual advisory votes passed the House of Representatives in Congress. We expect this legislation will pass the Senate in the near future.

We believe existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company like Rockwell Collins that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management-sponsored Advisory Vote a helpful tool.

STATEMENT IN OPPOSITION TO SHAREOWNER PROPOSAL

The Board of Directors welcomes and appreciates the feedback from shareholders on all issues facing the Corporation and we have carefully examined and considered this proposal. For the reasons set forth below, the Board has concluded that adoption of this proposal is unnecessary at this time.

The Compensation Committee of the Board of Directors, composed entirely of independent directors, oversees a comprehensive, thoughtfully designed compensation program consistent with its pay-for-performance philosophy. This program promotes superior performance in a manner that effectively aligns the interests of the Corporation’s executives with the objectives of the shareowners. The Committee selects and retains the services of an independent consultant to provide professional advice related to the Corporation’s executive compensation plans. The details of our program, compensation decisions, and the rationale behind those decisions are discussed in this Proxy Statement in the section entitled “Compensation Discussion and Analysis.” The Board believes these details demonstrate that the Committee understands the importance of and implements good compensation practices. It also demonstrates the transparency of the Committee’s compensation practices.

In addition, the Board believes that an advisory vote is not necessary as shareowners already have available avenues to provide feedback and input to the Board on executive compensation programs and decisions, as well as any other issues. Methods for communicating with the Board are described in this Proxy Statement in the section entitled “Communicating With Board Members.” The annual meeting provides an additional forum for shareowners to enter into a dialogue with the Corporation and the Board on these subjects.

The advisory vote advocated by this proposal would not provide the Compensation Committee with meaningful insight into specific shareholder concerns regarding executive compensation. The proposed “for” or “against” vote would not give guidance regarding which particular aspects, if any, of the named executive officer’s compensation or the accompanying narrative disclosure are considered acceptable or unacceptable to the shareowners, and thus would be of limited practical value to the Committee.

Further, the Board believes that the Committee works diligently to fully understand the Corporation’s strategy, goals and business environment, as well as the executives’ leadership capabilities and performance. The Committee develops this full understanding through ongoing discussions and evaluations, in preparation for and at its regular meetings. Because of the Committee’s in-depth knowledge and access to information not available to the shareowners, the Board believes that the shareowners are best served by relying on the Committee to establish an effective and appropriate compensation program.

Finally, it is widely expected that the U.S. Congress will enact legislation requiring shareholder advisory votes on executive compensation for all U.S. public companies. The Board believes that it would be premature to take action at this time to implement a shareholder advisory vote procedure. The Board believes the Corporation and its shareowners would be best served by monitoring legislative developments and waiting to adopt any shareholder advisory vote procedures that may be required by law.

The Board of Directors recommends that you vote “AGAINST” the Shareowner Proposal, which is presented as item (4) on the accompanying proxy card.

VOTE REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of our Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum for the annual meeting. The three nominees for election as directors to serve until the 2013 Annual Meeting of Shareowners who receive the greatest number of votes cast for the election of directors at the meeting by the holders of our Common Stock entitled to vote at the meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is necessary to approve the actions proposed in items (2), (3) and (4) of the accompanying Notice of 2010 Annual Meeting of Shareowners. In addition, under NYSE rules, the total votes cast on the proposal in item (3) to approve amendments to the 2006 Plan must represent a majority of the shares of our Common Stock issued and outstanding on the record date set for the meeting.

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote “for”, “against” or abstain from voting (which will exclude broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of the actions proposed in items (2), (3) and (4) and the total number of votes cast “for” that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors (assuming a quorum is present). Although broker non-votes would be entirely disregarded in determining the vote on any other matter, abstentions from voting have the same legal effect as a vote “against” any other matter even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently. In addition, since broker non-votes are not counted as votes cast for purposes of the requirement of the NYSE that the total votes cast on the proposal in item (3) to approve amendments to the 2006 Plan represent a majority of the shares of our Common Stock outstanding, broker non-votes could impair our ability to satisfy this requirement.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by November 12, 2009 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (1), (2), (3) and (4) of the accompanying Notice of 2010 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2009, we believe that all of our executive officers, directors and greater than ten percent beneficial owners complied with all SEC filing requirements applicable to them under Section 16(a) of the Securities Exchange Act with respect to transactions during fiscal year 2009.

ANNUAL REPORTS

Our 2009 Annual Report to Shareowners, including financial statements for fiscal year 2009 and this Proxy Statement, or a Notice containing instructions on how to access the proxy materials online are being mailed to shareowners.

We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year 2009, as filed with the SEC (without exhibits). Exhibits to the Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.

Our 2009 Annual Report to Shareowners, our Form 10-K for fiscal year 2009 and this Proxy Statement are also available free of charge on our website at www.rockwellcollins.com. All reports we file with the SEC are also available free of charge via EDGAR through the SEC’s website at www.sec.gov.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2011

To be eligible for inclusion in our proxy statement, shareowner proposals for our 2011 Annual Meeting of Shareowners must be received by us on or before August 21, 2010 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2011 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after October 13, 2010 and on or before November 12, 2010. If the number of directors to be elected to the Board at our 2011 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before November 2, 2010, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.

EXPENSES OF SOLICITATION

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our regular employees without additional compensation. We have engaged Georgeson Shareholder to assist in the solicitation of proxies for a base fee of $7,500, plus expenses. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

GENERAL Q&A ABOUT THE MEETING

Why are you receiving this proxy statement? We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2010 Annual Meeting of Shareowners to be held on February 9, 2010, and at any adjournments thereof. On or about December 28, 2009, we commenced mailing the following to our shareowners: this proxy statement, the accompany proxy card, a copy of our 2009 Annual Report to Shareowners and a copy of our 2009 Annual Report on Form 10-K or a Notice containing instructions on how to access the proxy materials online.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the 2009 Annual Report delivered with this proxy statement.

Why did you receive a Notice of Electronic Availability of Proxy Statement and Annual Report? As permitted by rules recently adopted by the SEC, we are making this Proxy Statement, our 2009 Annual Report and our 2009 Annual Report on Form 10-K available to our shareowners electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review all of the important information contained in the Proxy Statement and 2009 Annual Report. The Notice also instructs you how to submit your vote over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What is the purpose of the meeting? The purpose of the 2010 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors approval of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2010, approval of amendments to the Corporation’s 2006 Long-Term Incentives Plan and consideration of a shareowner proposal. This proxy statement provides you with detailed information about each of these matters.

Who can vote? Shareowners of record as of the close of business on December 11, 2009 are entitled to vote. On that day, 157,481,130 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How many shares are you entitled to vote? The number of shares you are entitled to vote is reflected on the proxy card and coded as follows: COM — common shares registered with our Transfer Agent; SAV PL — shares in the Rockwell Collins Savings Plans; or USA ESPP — shares in the United Space Alliance employee stock purchase plan. These designations apply only if you hold your shares through the Transfer Agent or these plans.

What is the difference between a record owner and an owner holding shares in “street name”? If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name”.

How do you vote if your shares are held in your name as a record owner? You have a choice of voting by:

•	Internet
•	Telephone
•	Mail
•	In person at the Annual Meeting

Voting on the internet is easy and fast. Go to the website referenced on the enclosed proxy card and follow the instructions. Please have the proxy card in hand when accessing the website. This vote will be counted immediately, and there is no need to send in the proxy card.

Voting by telephone is also simple and fast. Call the toll-free number on the proxy card and listen for further instructions. In order to respond to the questions, you must have a touch-tone phone and the proxy card in hand. This vote will be counted immediately, and there is no need to send in the proxy card.

If you are a shareowner of record, you can save us money by voting by telephone or on the internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card. If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary
•	By duly signing and delivering a proxy that bears a later date
•	By subsequently voting by telephone or internet as described above
•	By attending the Annual Meeting and voting in person

How do you vote if your shares are held in “street name”? If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible “street” name shareowners the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in Broadridge’s program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan? Shareowners participating in the Wells Fargo Shareowner Service Plus Plan that allows for direct stock purchases and dividend reinvestment are record owners, and Wells Fargo will vote the shares that it holds for the participant’s account only in accordance with the proxy returned by the participant to Wells Fargo, or in accordance with instructions given pursuant to our telephone or internet voting procedures.

How do you vote shares held in the Rockwell Collins Savings Plans? If you are a participant in the Rockwell Collins Savings Plans, the portion of the voting card providing directions to the trustee will serve as the voting instruction card to the trustee of the plans for all shares of our Common Stock that you own through the plan(s).

Will your vote be confidential? It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The judges of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Is an independent inspector of election used to verify the votes? We regularly engage a representative of our transfer agent as an inspector of election to verify the votes cast for the proposals at the Annual Meeting. In addition, company personnel are appointed as inspectors of election to assist the independent inspector of election.

What are your voting choices and what is the required vote? By giving us your proxy, you authorize our senior management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.

Proposal 1: Election of Directors. With respect to the election of nominees for director, you may:

•	Vote “for” the election of all of the nominees for director named in this proxy statement
•	“Withhold” authority to vote for all of the nominees or
•	Withhold authority to vote for any individual nominee by writing that nominee’s number in the space provided

If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors. Because of this, non-voted shares and shares whose votes are withheld will not affect the outcome of the election for directors. Shareowners may not vote for more than three nominees.

Proposals 2, 3 and 4: Approval of Selection of Auditors; Approval of Amendments to 2006 Plan; Shareowner Proposal. With respect to each of these this proposals, you may:

•	Vote “for” the proposal
•	Vote “against” the proposal or
•	“Abstain” from voting on the proposal

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on each of these proposals will be required to approve each proposal. Because of this, a vote to abstain from voting on any of these matters will have the effect of a vote against such matter.

What does it mean if you receive more than one proxy card? If you receive more than one proxy card, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Please vote all of these shares.

Where can you find the voting results of the Annual Meeting? We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2010 (or earlier if required by SEC rules).

December 18, 2009

APPENDIX A

ROCKWELL COLLINS, INC.
2006 LONG-TERM INCENTIVES PLAN
(As Amended and Restated Effective February 9, 2010)

Section 1: Purpose

The purpose of the Plan is to promote the interests of the Corporation and its shareowners by providing incentive compensation opportunities to assist in (i) attracting, motivating and retaining Employees and Non-Employee Directors and (ii) aligning the interests of Employees and Non-Employee Directors participating in the Plan with the interests of the Corporation’s shareowners.

Section 2: Definitions

As used in the Plan, the following terms shall have the respective meanings specified below.

a.	“Award” means an award granted pursuant to Section 4.
b.	“Award Agreement” means a document described in Section 6 setting forth the terms and conditions applicable to an Award granted to a Participant.
c.	“Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.
d.	“Change of Control” means any of the events outlined in Section 10.
e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
f.	“Committee” means the Compensation Committee of the Board of Directors, as it may be comprised from time to time.
g.	“Corporation” means Rockwell Collins, Inc. and any successor thereto.
h.	“Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).
i.	“Dividend Equivalent” means an amount equal to the amount of cash dividends payable with respect to a share of Stock after the date specified in an Award Agreement with respect to an Award settled in Stock, an Award of Restricted Stock or an Award of Restricted Stock Units; provided, however, that (A) no Dividend Equivalents shall be paid in respect of Awards of Options, SARs or other appreciation rights and (B) Dividend Equivalents may be accumulated but not paid in respect of Performance Shares, Performance Units or any other performance awards prior to vesting or the end of the Performance Period.
j.	“Employee” means an individual who is an employee or a leased employee of the Corporation or a Subsidiary.
k.	“Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.
l.	“Executive Officer” means an Employee who is an executive officer of the Corporation as defined in Rule 3b-7 under the Exchange Act as it may be amended from time to time.
m.	“Fair Market Value” means the closing sale price of the Stock as reported in the New York Stock Exchange-Composite Transactions (or if the Stock is not then traded on the New York Stock Exchange, the closing sale price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally trading on the relevant date) on the date of a determination (or on the next preceding day the Stock was traded if it was not traded on the date of a determination).
n.	“Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Corporation or a Subsidiary) intended to comply with Code Section 422.
o.	“Non-Employee Director” means a member of the Board of Directors who is not an Employee.
p.	“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

q.	“Option” means an option to purchase Stock granted pursuant to Section 4(a).
r.	“Participant” means any Employee or Non-Employee Director who has been granted an Award.
s.	“Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained with respect to one or more Performance Goals. Performance Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
t.	“Performance Goal” means the level of performance, whether absolute or relative to a peer group or index, established by the Committee as the performance goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
u.	“Performance Measure” means one or more of the following selected by the Committee to measure the performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or both for a Performance Period: basic or diluted earnings per share; revenue; sales; operating income; earnings before or after interest, taxes, depreciation or amortization; return on capital; return on invested capital; return on equity; return on assets; return on net assets; return on sales; cash flow; operating cash flow; free cash flow (operating cash flow plus proceeds from property dispositions less capital expenditures); working capital; stock price; and total shareowner return. Each such measure, to the extent applicable, shall be determined in accordance with generally accepted accounting principles as consistently applied by the Corporation and, if so determined by the Committee at the time the Award is granted and to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
v.	“Performance Period” means one or more periods of time (of not less than one fiscal year of the Corporation), as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of an Award.
w.	“Performance Share” means an Award denominated in shares of Stock based on the achievement of performance goals granted pursuant to Section 4(f).
x.	“Performance Unit” means an Award denominated in cash based on the achievement of performance goals granted pursuant to Section 4(e).
y.	“Plan” means this 2006 Long-Term Incentives Plan as adopted by the Corporation and in effect from time to time.
z.	“Restricted Stock” means Stock granted pursuant to Section 4(c) which may not be traded or sold until the date that the restrictions on transferability imposed by the Committee or the Board of Directors, as the case may be, with respect to such Stock lapse.
aa.	“Restricted Stock Unit” means the right to receive in cash, Stock or a combination of cash and Stock, the Fair Market Value of one share of Stock granted pursuant to Section 4(d).
bb.	“SAR” means a stock appreciation right granted pursuant to Section 4(b).
cc.	“Section 409A” means Code Section 409A, including any regulations and other guidance issued thereunder.
dd.	“Stock” means shares of Common Stock, par value $.01 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.
ee.	“Subsidiary” means (i) any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity and (ii)

any corporation or other entity in which the Corporation has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan.

Section 3: Eligibility

The Committee or, with respect to Awards under Section 4(h), the Committee or the Board of Directors, may grant one or more Awards to any Employee or Non-Employee Director designated by it to receive an Award. Non-Employee Directors are eligible to receive Awards only to the extent provided in Section 4(h).

Section 4: Awards

The Committee or, with respect to Awards under Section 4(h), the Committee or the Board of Directors, may grant any one or more of the following types of Awards, and any such Award may be granted by itself, together with another Award that is linked and alternative to the Award with which it is granted or together with another Award that is independent of the Award with which it is granted:

a.	Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine consistent with the provisions of the Plan, including the following:
(i)	The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted, and no Option may be exercisable more than 10 years after the date the Option is granted.
(ii)	The exercise price of an Option shall be paid in cash or, at the discretion of the Committee, in Stock or in a combination of cash and Stock. Any Stock accepted in payment of the exercise price of an Option shall be valued at its Fair Market Value on the date of exercise.
(iii)	No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.
(iv)	Incentive Stock Options shall be subject to the following additional provisions:
A.	No grant of Incentive Stock Options to any one Employee shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of the Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options that have been previously granted under the Plan or any other plan of the Corporation or any Subsidiary and that are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)); provided, however, that, if the limitation is exceeded, the Incentive Stock Options in excess of such limitation shall be treated as Non-Qualified Stock Options.
B.	No Incentive Stock Option may be granted under the Plan after November 17, 2015.
C.	No Incentive Stock Option may be granted to an Employee who on the date of grant is not an employee of the Corporation or a corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).
b.	Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the increase in the Fair Market Value of a specified number of shares of Stock from the date of grant of the SAR to the date on which the Participant exercises the SAR. SARs may be (i) freestanding SARs or (ii) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option. The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as the Committee may determine. No SAR may be exercisable more than 10 years after the date the SAR is granted.
c.	Restricted Stock. Restricted Stock is Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine, which restrictions shall lapse at such time or times, or upon the occurrence of such event or events, including but not limited to the achievement of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or that Participant over a specified period of time as the Committee may determine. For restrictions that lapse based on the passage of time, the minimum time period for full vesting shall be three years, unless the Committee determines otherwise. Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Corporation’s sole discretion, shall be held in book entry form subject to the Corporation’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Corporation until the restrictions on those shares of Restricted Stock lapse.
d.	Restricted Stock Unit. A Restricted Stock Unit is an Award of a contractual right to receive at a specified future date an amount based on the Fair Market Value of one share of Stock, subject to such terms and conditions as the Committee may establish. Restricted Stock Units that become payable in accordance with their terms and conditions shall be settled in cash, Stock, or a combination of cash and Stock, as determined by the Committee. The Committee may provide for the accumulation of Dividend Equivalents in cash, with or without interest, or the reinvestment of Dividend Equivalents in Stock held subject to the same conditions as the Restricted Stock Unit and such terms and conditions as the Committee shall determine. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Stock to which such Restricted Stock Units relate until and unless payment with respect to such Restricted Stock Units is actually made in shares of Stock.
e.	Performance Units. A Performance Unit is an Award denominated in cash, the amount of which may be based on the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or the Participant to whom the Performance Units are granted. The amount that may be paid to any one Participant with respect to Performance Units shall not exceed an annual average of $10 million during any consecutive three year period. The payout of Performance Units may be in cash, in Stock valued at the Fair Market Value on the payout date (or at the sole discretion of the Committee, the day immediately preceding that date), or partly in cash and partly in Stock, as the Committee may determine.
f.	Performance Shares. A Performance Share is an Award denominated in Stock, the amount of which may be based on the achievement, over a specified period of time, of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or the Participant to whom the Performance Shares are granted. The payout of Performance Shares may be in Stock, in cash based on the Fair Market Value on the payout date (or at the sole discretion of the Committee, the day immediately preceding that date), or partly in cash and partly in Stock, as the Committee may determine.
g.	Performance Compensation Awards.
(i)	The Committee may, at the time of grant of an Award (other than an Option or SAR) designate such Award as a Performance Compensation Award in order that such Award constitute qualified performance-based compensation under Code Section 162(m); provided, however, that no Performance Compensation Award may be granted to an Employee who on the date of grant is a leased employee of the Corporation or a Subsidiary. With respect to each such Performance Compensation Award, the Committee shall (on or before the 90th day of the applicable Performance Period or such other period as may be required by Code Section 162 (m)) establish, in writing, a Performance Period, Performance Measure(s), Performance Goal(s) and Performance Formula(s). Once established for a Performance Period, such items shall not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).
(ii)	A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Goal(s) for that Award are achieved and the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and determine whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved and, if so, determine the amount of the Performance Compensation Award earned by the Participant for such Performance Period based upon such Participant’s Performance Formula. The Committee shall then determine the actual amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may in its sole discretion decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. The maximum Performance Compensation Award for any one Participant for any one Performance Period shall be determined in accordance with Sections 4(e) and 5(b), as applicable.
h.	Awards to Non-Employee Directors.
(i)	Initial Award. Subject to the provisions of Section 4(h)(v), each newly elected Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board of Directors, be granted an Award of a whole number of Restricted Stock Units determined by dividing $200,000 (or such other amount determined by the Board of Directors) by the Fair Market Value on the date of such initial appointment and rounding up to the next highest whole number, with terms and conditions including restrictions as determined by the Board of Directors or the Committee. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.
(ii)	Annual Award. Subject to the provisions of Section 4(h)(v), immediately following the Annual Meeting of Shareowners held in the year 2006 and each annual Meeting of Shareowners thereafter, each Non-Employee Director who has served as a director for at least one year and is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted a whole number of Restricted Stock Units determined by dividing $100,000 (or such other amount determined by the Board of Directors) by the Fair Market Value on the date of the Annual Meeting and rounding up to the next highest whole number, with terms and conditions including restrictions as determined by the Board of Directors or the Committee. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.
(iii)	Restricted Stock Units in Lieu of Cash Compensation. Subject to the provisions of Section 4(h)(v), in lieu of cash compensation, each Non-Employee Director may elect to receive all or a portion of his or her annual retainer or other fees for service on the Board of Directors or its committees by delivery of a whole number of shares of Restricted Stock Units, determined by dividing the portion of the retainer fee or other fees to be paid in Restricted Stock Units by the Fair Market Value on the date when payment is made and rounding up to the next highest whole number. The restrictions on the Restricted Stock Units shall lapse and it is intended that the Restricted Stock Units shall be payable only upon permissible payment events under Section 409A or in a manner that meets the requirements of an exemption from Section 409A, as set forth in the applicable Award Agreement.
(iv)	Timing to Elect to Receive Restricted Stock Units in Lieu of Cash Compensation. To the extent that such arrangement is subject to Section 409A, any election made by a Non-Employee Director under Section 4(h)(iii) to forego cash compensation must be made by December 31 of the calendar year preceding the calendar year in which the Non-Employee Director will be performing the services underlying such cash compensation; provided, however, that such election may be made within 30 days after the date a Non-Employee Director first becomes eligible to participate in the Plan (but only with respect to amounts earned after the date of the election).
(v)	Changes to Award Grants. At such times as it may determine, the Board of Directors may change (A) the form of any Award provided for in Sections 4(h)(i), 4(h)(ii) and 4(h)(iii) to any other type of Award set forth in this Section 4 and (B) the size and the vesting period of any such Award.
(vi)	For grants of Awards to Non-Employee Directors, all references to the Committee in this Section 4 and in Sections 8(a), 8(c), 8(d) and 8(g) shall be deemed to refer to the Committee or the Board of Directors.
i.	Deferrals. The Committee may require or permit Participants to defer the issuance or vesting of shares of Stock or the settlement of Awards under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of Dividend Equivalents on deferred settlements in shares of Stock. Notwithstanding the foregoing, no deferral will be permitted if it will result in the Plan becoming an “employee pension benefit plan” under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is not otherwise exempt under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding the foregoing, it is the intent of the Corporation that any deferral made under this Section 4(i) shall (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A.
j.	Other Section 409A Provisions. In addition to the provisions related to the deferral of Awards under the Plan set forth in Section 4(i) and notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to Awards:
(i)	To the extent not otherwise set forth in the Plan, it is the intent of the Corporation that the Award Agreement for each Award shall set forth (or shall incorporate by reference to the Corporation’s Post-2004 Deferred Compensation Plan) such terms and conditions as are necessary to (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A;
(ii)	Without limiting the generality of the foregoing, it is the intent of the Corporation that the payment of dividends on Restricted Stock or the payment of Dividend Equivalents on Restricted Stock Units or Performance Shares shall (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A, including without limitation, to the extent necessary, the establishment of a separate written arrangement providing for the payment of such dividends or Dividend Equivalents; and
(iii)	Notwithstanding any other provision of this Plan or an Award Agreement to the contrary, any Performance Compensation Award granted under this Plan prior to September 12, 2007 shall be payable in the calendar year in which the Performance Period ends; and
(iv)	Notwithstanding any other provision of this Plan to the contrary, the Corporation makes no representation that the Plan or any Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Award.

Section 5: Stock Available under Plan

a.	Subject to the adjustment provisions of Section 9, 17.5 million shares of Stock are hereby reserved for grant and issuance for the purpose of making Awards under the Plan. With respect to shares of Stock issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units and other awards other than Options and SARs, the shares of Stock available for grant and issuance hereunder will be reduced by (i) 3 shares of Stock for every such share of Stock so issued in connection with Awards made before February 9, 2010 or (ii) 2.02 shares of Stock for every such share of Stock so issued in connection with Awards made on or after February 9, 2010. For purposes of applying the limitations provided in this Section 5(a), (i) all shares of Stock with respect to (A) the unexercised, undistributed or unearned portion of any forfeited, terminated or cancelled Award or (B) any Award that is settled in cash in lieu of Stock shall in each case be available for further Awards and (ii) the unearned portion of any Awards shall be available for further Awards. If shares of Stock are withheld or tendered as payment of the exercise price or for taxes in connection with an Award, however, such shares of Stock may not be reused, reissued or otherwise treated as being available for additional Awards or issuance under the Plan. In order to avoid double counting for SARs and other appreciation rights, only the specified number of shares of Stock underlying the Award shall be treated as being unavailable for other Awards or other issuances pursuant to the Plan unless the SAR or other appreciation right is forfeited, terminated or cancelled without the delivery of cash or Stock.
b.	Subject to the adjustment provisions of Section 9, no single Participant shall receive Awards, as an annual average during any consecutive three year period, of more than 1,000,000 Options (measured by the number of shares of Stock underlying such Options), SARs (measured by the number of shares of Stock underlying such SARs), shares of Restricted Stock, Restricted Stock Units, Performance Shares or any combination thereof under the Plan. For purposes of determining such limit on Awards to a Participant under this Section 5, each share of Stock underlying an Award of Restricted Stock, Restricted Stock Units or Performance Shares shall count as (i) 3 shares in connection with Awards made before February 9, 2010 or (ii) 2.02 shares in connection with Awards made on or after February 9, 2010.
c.	The Stock that may be delivered on grant, exercise or settlement of an Award under the Plan may be reacquired shares held in treasury or authorized but unissued shares. At all times the Corporation will reserve and keep available a sufficient number of shares of Stock to satisfy the requirements of all outstanding Awards made under the Plan.

Section 6: Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the terms and conditions applicable to the Award, including but not limited to: (i) provisions for the time at which the Award becomes exercisable or otherwise vests; (ii) provisions for the treatment of the Award in the event of the termination of a Participant’s status as an Employee; (iii) any special provisions applicable in the event of an occurrence of a Change of Control, as determined by the Committee consistent with the provisions of the Plan; and (iv) in the Committee’s sole discretion, any additional provisions as are required to (A) satisfy the requirements for exemption under Section 409A or (B) satisfy the requirements of Section 409A.

Section 7: Amendment and Termination

The Board of Directors may at any time amend, suspend or terminate the Plan, in whole or in part; provided, however, that, without the approval of the shareowners of the Corporation, no such action shall (i) increase the number of shares of Stock available for Awards as set forth in Section 5 (other than adjustments pursuant to Section 9), or (ii) materially increase the benefits accruing to Participants under the Plan or otherwise make any material revision to the Plan, or otherwise be effective to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, including applicable requirements of the New York Stock Exchange; and provided, further, that, subject to Section 9, no such action shall impair the rights of any holder of an Award without the holder’s consent. The Committee may, subject to the Plan, at any time alter or amend any or all Award Agreements to the extent permitted by applicable law; provided, however, that, subject to Section 9, no such alteration or amendment shall impair the rights of any holder of an Award without the holder’s consent. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 9) amend the Plan or any Award Agreement to reprice any Option or SAR whose exercise price is above the then Fair Market Value of the Stock subject to the Award, whether by decreasing the exercise price, canceling the Award and granting a substitute Award, repurchasing the Award for cash, or otherwise, without shareowner approval.

Section 8: Administration

a.	The Plan and all Awards shall be administered by the Committee. The members of the Committee shall be designated by the Board of Directors.
b.	Any member of the Committee who, at the time of any proposed grant of one or more Awards, is not both an “outside director” as defined for purposes of Code Section 162(m) and a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act (or any successor provision), shall abstain from and take no part in the Committee’s action on the proposed grant.
c.	The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Employees and Non-Employee Directors who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
d.	The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.
e.	The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.
f.	It is the intent of the Corporation that the Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy: (i) in the case of Participants who are or may be Executive Officers or Non-Employee Directors, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act; (ii) in the case of Performance Compensation Awards to Covered Employees, the applicable requirements of Code Section 162(m); and (iii) either the requirements for exemption under Section 409A or the requirements of Section 409A. If any provision of the Plan or of any Award Agreement would otherwise frustrate or conflict with the intent expressed in this Section 8(f), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, and to the extent legally permitted, such provision shall be deemed void as to Executive Officers, Non-Employee Directors or Covered Employees, as applicable.
g.	The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.
h.	The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the Plan to the Chief Executive Officer of the Corporation, except that the Committee may not delegate any discretionary authority with respect to Awards granted to the Chief Executive Officer or Non-Employee Directors or substantive decisions or functions regarding the Plan or Awards to the extent inconsistent with the intent expressed in Section 8(f) or to the extent prohibited by applicable law.

Section 9: Adjustment Provisions

a.	In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan and outstanding Awards and Award Agreements and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Stock then remaining subject to the Plan, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards.
b.	The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareowners of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 10: Miscellaneous

a.	Change of Control. Except as otherwise determined by the Committee at the time of the grant of an Award, and except as is necessary to satisfy the requirements for exemption under Section 409A or the requirements of Section 409A (in which event, the Committee may determine to modify the definition of Change of Control in order to satisfy such requirements), upon an Employee’s termination of employment by the Corporation or a Subsidiary without cause, or by the Employee for good reason, within such period following the Change of Control of the Corporation as determined by the Committee (if applicable, cause and good reason may be defined in the Award Agreement), then in respect of such Employee all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and Restricted Stock Units shall lapse; all performance goals shall be deemed achieved at levels determined by the Committee and all other terms and conditions met; all Performance Shares shall be delivered; all Performance Units and Restricted Stock Units shall be paid out as promptly as practicable; and all other Awards shall be delivered or paid. The term “Change of Control” shall mean the occurrence of any of the following:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Rockwell Collins Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Rockwell Collins Voting Securities”); provided, however, that, for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Corporation; (x) any acquisition by the Corporation; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or any corporation controlled by the Corporation; or (z) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(a); or
(ii)	Individuals who, as of November 17, 2005, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Corporation’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or
(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Rockwell Collins Common Stock and Outstanding Rockwell Collins Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Rockwell Collins Common Stock and Outstanding Rockwell Collins Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation, or of such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Corporate Transaction; or
(iv)	Approval by the Corporation’s shareowners of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing provisions of this definition, unless otherwise determined by the Board of Directors, no Change of Control shall be deemed to have occurred with respect to an Award if (A) the holder of such Award is a member of a group that first announces a proposal which, if successful, would result in a Change of Control and which proposal (including any modifications thereof) is ultimately successful, (B) the holder of such Award acquires a two percent (2%) or more equity interest in the entity that ultimately acquires the Company pursuant to the transaction described in clause (A) above, or (C) treatment of an event that is otherwise a Change of Control under this Section 10(a) with respect to such Award would result in violation of the rules relating to “nonqualified deferred compensation plans” under Section 409A(a).

b.	Nonassignability. Except as otherwise provided by the Committee, no Award shall be assignable or transferable except by will or by the laws of descent and distribution.
c.	Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
d.	Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any payment is to be provided under the Plan, then payments shall be made accordingly; provided, however, to the extent that such payments would cause an Award to fail to satisfy the requirements for exemption under Section 409A or the requirements of Section 409A, the Committee may determine in its sole discretion not to make such payments in such manner. Any such payment shall be a complete discharge of the liability hereunder.
e.	Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Agreement shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under generally applicable law.
f.	Limits of Liability. Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
g.	Rights of Employees and Non-Employee Directors. Except as provided in Section 4(h), status as an eligible Employee or Non-Employee Director shall not be construed as a commitment that any Award shall be made under the Plan to such eligible Employee or Non-Employee Director or to eligible Employees and Non-Employee Directors generally. Nothing contained in the Plan or in any Award Agreement shall confer upon any Employee, Non-Employee Director or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, and shall not constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause. A transfer of an Employee from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized by the Corporation, shall not be deemed a termination of employment or other service; provided, however, that, to the extent that Section 409A is applicable to an Award, Section 409A’s definition of “separation of service”, to the extent contradictory, shall apply to determine when a Participant becomes entitled to a distribution upon termination of employment.
h.	Rights as a Shareowner. A Participant shall have no rights as a shareowner with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.
i.	Withholding. Applicable taxes, to the extent required by law, shall be withheld in respect of all Awards. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be delivered to the Corporation or deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of shares of Stock to be paid or deducted in satisfaction of the withholding requirement shall be determined by the Committee with reference to the Fair Market Value of the Stock when the withholding is required to be made; provided, however, that the amount of withholding to be paid in respect of Options exercised through the cashless method in which shares of Stock for which the Options are exercised are immediately sold may be determined by reference to the price at which said shares are sold. The Corporation shall have no obligation to deliver any Stock pursuant to the grant or settlement of any Award until it has been reimbursed for all required withholding taxes.
j.	Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.
k.	Construction. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise. Any reference to a statutory provision or a rule under a statute shall be deemed a reference to that provision or any successor provision unless the context clearly indicates otherwise.
l.	Invalidity. If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.
m.	Applicable Law. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.
n.	Compliance with Laws. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation.
o.	Supplementary Plans. The Committee may authorize supplementary plans applicable to Employees subject to the tax laws of one or more countries other than the United States and providing for the grant of Non-Qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units or Performance Shares to such Employees on terms and conditions, consistent with the Plan, determined by the Committee, which may differ from the terms and conditions of other Awards pursuant to the Plan for the purpose of complying with the conditions for qualification of Awards for favorable treatment under foreign tax laws. Notwithstanding any other provision hereof, Options granted under any supplementary plan shall include provisions that conform with Sections 4(a)(i), (ii) and (iii); SARs granted under any supplementary plan shall include provisions that conform with Section 4(b); Restricted Stock granted under any supplementary plan shall include provisions that conform with Section 4(c); Restricted Stock Units granted under any supplementary plan shall include provisions that conform with Section 4(d); and Performance Shares granted under any supplementary plan shall include provisions that conform with Section 4(f).
p.	Effective Date and Term. The Plan was adopted by the Board of Directors on November 17, 2005 and became effective upon approval by shareowners of the Corporation on February 7, 2006. The Plan shall remain in effect until all Awards under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements; provided, however, that Awards under the Plan may be granted only within ten (10) years from the effective date of the Plan. The Plan was amended and restated on September 12, 2007 effective as of February 7, 2006 to reflect changes in respect of Section 409A. The Plan was further amended and restated on November 13, 2007. The Plan was further amended and restated upon approval by the Board of Directors on November 20, 2009, which further amendments will become effective upon approval by shareowners of the Corporation.

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 9, 2010, be sure to:
• mark the appropriate box on the proxy card and mail the card using the enclosed envelope; or
• indicate your desire to attend the meeting through our telephone or internet voting procedures; or
• call the Corporation’s Shareowner Relations line at (319) 295-4045.
If you indicate “Yes” you plan to attend, then either (1) you will receive a legal proxy from your broker or nominee (which legal proxy you should bring to the Annual Meeting) or (2) your name will be on the admittance list at the Annual Meeting Registration Desk if you are a holder of record.

ROCKWELL COLLINS, INC.

ANNUAL MEETING OF SHAREOWNERS
TUESDAY, FEBRUARY 9, 2010
10:00 A.M.

The meeting will be held at:

YOUR VOTE IS IMPORTANT!
You can vote by Internet, telephone or mail.
See the instructions on the other side of this proxy card.

Notice of Internet Availability of Proxy Materials: You can access and review the Summary Annual Report, Proxy Statement and Form 10-K on the Internet by going to the following Rockwell Collins' website: www.rockwellcollins.com/annualmeeting

Notice of Electronic Delivery of Proxy Materials: You are encouraged to request to receive your future proxy materials by email delivery. Go to www.ematerials.com/col and follow the instructions.

PROXY
ROCKWELL COLLINS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clayton M. Jones and Gary R. Chadick, jointly and severally, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa on February 9, 2010, or any postponement(s) or adjournment(s) thereof. **Such proxies are directed to vote as specified or, if no specification is made, FOR proposal (1) the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2013; FOR proposal (2) the selection of auditors; FOR proposal (3) the approval of amendments to the Corporation's 2006 Long-Term Incentives Plan; and AGAINST proposal (4) a shareowner proposal. The proxies are authorized to vote in accordance with their discretion on such other matters as may properly come before the meeting.**

This card also constitutes your voting instructions for shares held of record in the savings plans of Rockwell Collins, Inc. (the Rockwell Collins Retirement Savings Plan and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees ("Plans")) and the undersigned hereby authorizes the trustee of these Plans to vote the undersigned's shares held in their accounts. **The trustee is authorized under certain circumstances and in its discretion to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Any voting directions that are provided without specifying a particular vote will be voted FOR proposals (1), (2) and (3) and AGAINST proposal (4). If a participant does not provide voting directions by February 4, 2010, the shares attributable to the participant's account will be voted by the trustee in proportion to responses received from other participants.**

To vote in accordance with the Board of Directors' recommendations just sign and date the other side; no boxes need to be checked.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/sce
Use the Internet to vote your proxy until 11:59 p.m. (CT) on February 8, 2010.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on February 8, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

⇩ *Please detach here* ⇩

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

PROPOSAL 1: ELECTION OF THREE DIRECTORS:

1. For the election of three directors 01 D.R. Beall 03 A.J. Policano
   02 M. Donegan

   to serve as Class III directors:

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PROPOSAL 2: SELECTION OF AUDITORS:

2. For the selection of Deloitte & Touche LLP as our auditors for fiscal year 2010. ☐ For ☐ Against ☐ Abstain

3. For the approval of amendments to the Corporation's 2006 Long-Term Incentives Plan. ☐ For ☐ Against ☐ Abstain

PROPOSAL 4: SHAREOWNER PROPOSAL:

4. Regarding the shareowner proposal. ☐ For ☐ Against ☐ Abstain

Check the box if you plan to attend the meeting. ☐

If you indicated "Yes" you plan to attend, your name will be on the admittance list at the Annual Meeting Registration Desk.

Address Change? Mark Box ☐ Indicate changes below:

Date ____________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.